EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of July 9, 2012, by and among First California Financial Group, Inc., a Delaware corporation (“FCAL”), First California Bank, a California state-chartered commercial bank (“FCB”), and Premier Service Bank, a California state-chartered commercial bank (“PSBK”), is entered into with respect to the following:

RECITALS

WHEREAS, FCAL, FCB and PSBK have entered into that certain Agreement and Plan of Merger, dated as of February 27, 2012 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, the parties hereto agree, effective as of the date of this Amendment, as follows:

AGREEMENT

1. Defined Terms. Except as expressly defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Amendments. The following amendments to the Agreement are hereby made:

(i) The definition of “Termination Date” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

“Termination Date” shall mean December 31, 2012.

(ii) Section 3.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.1.1 Stock Consideration. Except as may be adjusted pursuant to the provisions of Section 3.1.2 below, the aggregate consideration in the form of shares of FCAL Common Stock shall be 293,626 shares (the “Stock Consideration”).

(iii) Section 3.1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.1.2 Certain Adjustments to the Stock Consideration

(A) Should PSBK Closing Shareholders’ Equity be less than the PSBK Threshold Capital, the Stock Consideration shall be adjusted (the “Adjusted Stock

Consideration”) and shall be equal to (i) PSBK Agreed to Value minus the product of (x) 0.60 and (y) the amount by which the PSBK Closing Shareholders’ Equity is less than the PSBK Threshold Capital, divided by (ii) Six Dollars and Eighty-one Cents ($6.81).

(B) In the event the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.12 hereof and PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.13 hereof.

(C) In the event the Closing Price is greater than $7.83, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.10 hereof.

(D) In the event the Closing Price is less than $5.79 then PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.11 hereof.

(iv) Section 3.3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.3.2 Prior to and effective as of the Effective Time, PSBK shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.3.2, the PSBK Equity Plans and shall have provided written notice to each holder of a then outstanding PSBK Option (whether or not such PSBK Option is then vested or exercisable), that such PSBK Option shall be, as of the date of such notice, exercisable in full, that such PSBK Option shall terminate at the Effective Time and that, if such PSBK Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each PSBK Option a payment in the form of shares of FCAL Common Stock equal to (i) the product of (A) the number of shares of PSBK Common Stock subject to such PSBK Option and (B) the Exchange Ratio, and (C) $6.81, (ii) less the aggregate option exercise price of such PSBK Option, divided by (iii) $6.81. No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of such PSBK Option who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price.

FCAL or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section on account of PSBK Options such amounts as FCAL or the Exchange Agent is required to deduct and withhold from such payment under the Code or any provision of state, local or foreign Tax law. PSBK shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding PSBK Option with regard to the cancellation of such PSBK Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the PSBK Equity Plans and all PSBK Options issued thereunder shall terminate at the Effective Time and all payments to be made hereunder shall be made by PSBK or FCAL not later than thirty (30) days after the Effective Time.

(v) Section 9.2.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.2.12 Closing Price. The Closing Price shall not be greater than $7.83.

(vi) Section 9.3.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.3.10 Closing Price. The Closing Price shall not be less than $5.79.

(vii) Section 11.1.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

11.1.10 By the Boards of Directors of FCAL and FCB if the Closing Price is greater than $7.83;

(viii) Section 11.1.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

11.1.11 By the Board of Directors of PSBK if the Closing Price is less than $5.79; or

3. Cooperation. The parties hereto agree to and will cooperate fully with each other in the carrying out the intent of this Amendment, and shall take such further action and execute any additional documents as may be reasonably necessary or appropriate.

4. No Further Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by and interpreted in accordance with the provisions of Section 13.10 of the Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

[signature page immediately follows]

IN WITNESS WHEREOF, FCAL, FCB, and PSBK hereto have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/S/C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:	/S/C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMEIR SERVICE BANK

By:	/S/Kerry L. Pendergast
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

By:	/S/Jessica W. Lee
Name:	Jessica W. Lee
Title:	Corporate Secretary

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST CALIFORNIA FINANCIAL GROUP, INC.

AND

FIRST CALIFORNIA BANK

AND

PREMIER SERVICE BANK

(CONTINUED)

(CONTINUED)

(CONTINUED)

EXHIBITS

Exhibit	A: Agreement and Plan of Bank Merger

Exhibit	B: PSBK Non-Solicitation, Non-Competition and Confidentiality Agreement

Exhibit	C: PSBK Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 27, 2012 (the “Effective Date”), by and among, First California Financial Group, Inc., a Delaware corporation (“FCAL”), First California Bank, a California state-chartered commercial bank (“FCB”), and Premier Service Bank, a California state-chartered commercial bank (“PSBK”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of FCAL, FCB and PSBK: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), FCAL desires to acquire all of the issued and outstanding shares of PSBK common stock, no par value (the “PSBK Common Stock”), in exchange for shares of the common stock of FCAL, $0.01 par value (the “FCAL Common Stock”) through the merger of PSBK with and into FCB (the “Merger”), with FCB surviving the Merger (the “Surviving Bank”) and continuing operations under its California banking charter and as a wholly-owned subsidiary of FCAL;

WHEREAS, as a condition to the willingness of FCAL and FCB to enter into this Agreement, each of the executive officers and directors of PSBK has entered into a Non-Solicitation, Non-Competition and Confidentiality Agreement, substantially in the form of Exhibit “B” hereto, dated as of the date hereof, with FCAL and FCB (the “PSBK Non-Competition and Non-Solicitation Agreement”), pursuant to which, except as provided therein, each such director and/or executive officer has agreed, among other things, not to compete with the Surviving Bank and FCAL for a period of two (2) years in a territory described in such agreement;

WHEREAS, as a condition to the willingness of FCAL and FCB to enter into this Agreement, each of the executive officers and directors of PSBK has entered into a voting agreement, substantially in the form of Exhibit “C” hereto, dated as of the date hereof, with FCAL and FCB (the “PSBK Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PSBK Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such PSBK Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Adjusted Stock Consideration” shall have the meaning set forth in Section 3.1.2(A).

“Advisors” shall have the meaning set forth in Section 6.11.3.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“ALLL” means the Allowance for Loan and Lease Losses as calculated in accordance with GAAP.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the FDIC, the FRB and the Department, which regulates FCAL, FCB or PSBK, or any of their respective holding companies or subsidiaries, as the case may be.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” means those days during which commercial banks in the State of California are open for business to the public, specifically at physical locations.

“Certificate” or “Certificates” shall mean stock certificates representing outstanding shares of PSBK Common Stock.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Price” shall have the meaning set forth in Section 3.1.4(C).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Department” shall mean the California Department of Financial Institutions.

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of the PSBK.

“Derivative Contracts” shall have the meaning set forth in Section 4.22.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.1.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Employment Agreement” shall have the meaning set forth in Section 9.2.8

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“Excluded Shares” shall have the meaning set forth in Section 3.1.6.

“FCAL” means First California Financial Group, Inc., a Delaware corporation with its principal office located at 3027 Townsgate Road, Westlake Village, California 91361

“FCAL Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“FCAL Disclosure Schedule” shall mean a written disclosure schedule delivered by FCAL and FCB to PSBK and subject to the introduction of Article V, referencing the appropriate section of this Agreement.

“FCAL Equity Plans” shall mean the First California 2007 Omnibus Equity Incentive Plan, as amended May 26, 2011 the First California Financial Group, Inc. FCB 2005 Stock Option Plan, the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan, the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan, and the First California Financial Group, Inc. 1994 NMB Stock Option Plan.

“FCAL Fee” shall have the meaning set forth in Section 11.2.2(B).

“FCAL Plan” shall have the meaning set forth in Section 12.1.3.

“FCAL SEC Documents” shall have the meaning set forth in Section 5.6.1.

“FCB” means First California Bank, a California state chartered bank, with its principal office located at 3027 Townsgate Road, Westlake Village, California 91361.

“FCB Shareholder’s Meeting” shall have the meaning set forth in Section 8.2.2.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“FHLB” shall mean the Federal Home Loan Bank of San Francisco.

“Financial Statements” shall mean (i) the audited (consolidated, as applicable) balance sheets (including related notes and schedules, if any) of a party and its Subsidiaries, as applicable, as of December 31, 2010, 2009 and 2008 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of a party and its Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and (ii) the unaudited (consolidated, as applicable) interim financial statements of a party and its Subsidiaries, as applicable, as of December 31, 2011 and as the end of each calendar quarter following December 31, 2011 and for the periods then ended.

“Former PSBK Employees” shall have the meaning set forth in Section 12.1.2.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Hovde” shall have the meaning set forth in Section 4.14.

“Immigration Laws” shall have the meaning set forth in Section 4.25.

“IRS” shall mean the United States Internal Revenue Service.

“KBW” shall have the meaning set forth in Section 5.10.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator. For purposes of this definition, a “reasonable investigation” shall mean a review of written records in such Person’s possession and interview of the executive officers and directors of such Person.

“Loan Property” shall have the meaning set forth in Section 4.15.2.

“Material Adverse Effect” shall mean, with respect to FCAL or FCB, any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of FCAL or FCB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to PSBK, “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of PSBK to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the failure to satisfy any of the closing conditions set forth in Section 9.2.6 shall be deemed a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (d) any charge or reserve taken by PSBK at the request of FCAL pursuant to Section 6.11 of this Agreement, (e) actions and omissions of a party hereto taken with the prior written consent of the other non-affiliated party or pursuant to the terms of this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries, and/or (g) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of FCAL, FCB or PSBK, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of PSBK with and into FCB pursuant to the terms hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FCAL Common Stock to be offered to holders of PSBK Common Stock in the Merger. The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized to solicit Shareholder Approval of PSBK.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“NLRB” shall have the meaning set forth in Section 4.25.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“Observer” shall have the meaning set forth in Section 6.12.

“Option Grant Agreement” shall have the meaning set forth in Section 3.3.1.

“Participation Facility” shall have the meaning set forth in Section 4.15.2.

“Pendergast” shall have the meaning set forth in Section 2.4.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Stock” has the meaning set forth in Section 4.3.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“PSBK” shall mean Premier Service Bank, with its principal office located at 3637 Arlington Avenue, Suite B, Riverside, California 92506.

“PSBK Board Member” shall have the meaning set forth in Section 9.2.10.

“PSBK Closing Shareholders’ Equity” shall have the meaning set forth in Section 3.1.4.

“PSBK Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“PSBK Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“PSBK Director Appointee” shall have the meaning set forth in Section 2.4.

“PSBK Disclosure Schedule” shall mean a written disclosure schedule delivered by PSBK to FCAL, referencing the appropriate section of this Agreement.

“PSBK Employment Agreement” shall mean the agreement of employment in effect as of December 31, 2011 by and between PSBK and Jessica Lee.

“PSBK Equity Plans” shall mean the PSBK 2000 Stock Option Plan and any amendments thereto.

“PSBK FDIC Documents” shall have the meaning set forth in Section 4.17.

“PSBK Minimum Capital” shall mean $7,500,000.00.

“PSBK Non-Competition and Non-Solicitation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“PSBK Option” shall mean an option to purchase shares of PSBK Common Stock granted pursuant to the PSBK Equity Plans and as set forth in the PSBK Disclosure Schedule 4.3.1.

“PSBK Recommendation” shall have the meaning set forth in Section 8.2.1.

“PSBK Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“PSBK Shareholders’ Meeting” shall have the meaning set forth in Section 8.2.1.

“PSBK Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“PSBK Threshold Capital” shall mean $7,900,000.00.

“PSBK Transaction Expenses” shall have the meaning set forth in Section 6.11.3

“PSBK Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Record Holder” shall have the meaning set forth in Section 3.2.1.

“Regulatory Filings” shall have the meaning set forth in Section 4.6.5.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement, including the approval of the U.S. Treasury if required as a result of the U.S. Treasury’s investment in the Preferred Stock.

“Regulatory Reports” means the Reports of Condition and Income of a party and accompanying schedules, as filed with the FDIC, FHLB and the FRB, for each calendar quarter beginning with the quarter ended September 30, 2011, through the Closing Date, and all Reports from September 30, 2011 through the Closing Date.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by FCAL with the FRB or PSBK with the Department or FDIC.

“Representatives” shall have the meaning set forth in Section 6.10.

“RESPA” means the Real Estate Settlement Procedures Act of 1974.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Approvals” shall mean the approval of the shareholders of PSBK at the PSBK Shareholders Meeting (or as otherwise obtained in accordance with applicable law), and the approval of FCAL, as the sole shareholder of FCB, whether at a meeting of the sole shareholder of FCB or by the written consent of FCAL (or as otherwise obtained in accordance with applicable law) as required to approve the transactions contemplated herein, including the Merger.

“Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Subsidiary” means an Affiliate of a specified Person controlled by such Person directly, or indirectly through one or more intermediaries. “Subsidiaries” means more than one of any such Persons.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Tail Coverage” shall have the meaning set forth in Section 7.11.

“Tail Policy” shall have the meaning set forth in Section 7.11.

“Takeover Laws” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws or regulations.

“TARP Redemption” has the meaning set forth in Section 9.2.6(C).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean August 31, 2012.

“U.S. Treasury” shall mean the United States Department of Treasury

“WARN” shall have the meaning set forth in Section 4.25.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1	Merger

Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (a) PSBK will merge with and into FCB, pursuant to CFC Section 4881, with FCB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of FCAL; and (b) the separate existence of PSBK shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of PSBK shall be vested in and assumed by the Surviving Bank. As part of the Merger, each share of PSBK Common Stock other than Dissenting Shares will be converted into the right to receive the Per Share Stock Consideration pursuant to the terms of Article III hereof.

2.2	Effective Time

The Closing for the Merger shall occur no later than the close of business on the thirtieth (30th) day following the latest to occur of (i) all Regulatory Approvals of the Merger, (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the Department on the day of the Closing (the “Closing Date”), in accordance with CFC Section 4887. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the Department, after certification by the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with applicable law.

2.3	Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of FCB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4	Directors and Officers of FCAL Corporation and Surviving Bank

The directors and executive officers of FCAL immediately prior to the Effective Time will remain the directors and executive officers of FCAL, in each case until their respective successors are duly elected or appointed and qualified. As a result of the Merger, the directors and executive officers of FCB immediately prior to the effective time of the Merger will become the directors and executive officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified. Immediately after the Effective Time, Kenneth B. Stream, Jr., provided he is approved by the boards of directors of FCAL and FCB, in their discretion (the “PSBK Director Appointee”), will be invited by the boards of directors of FCAL and FCB to join the boards of directors of FCAL and the Surviving Bank to serve until their respective successors are duly elected or appointed. If for any reason Kenneth B. Stream,

Jr. is unwilling or unable to so serve, or is not approved by the boards of directors of FCAL and FCB to serve as the PSBK Director Appointee, the PSBK Director Appointee shall be selected from the other members of the PSBK Board of Directors immediately prior to the Effective Time, as mutually agreed to by FCAL and PSBK. Also, immediately after the Effective Time, the other directors of PSBK immediately prior to the Effective Time, other than the PSBK Director Appointee, will be invited to join as members of FCB’s Regional Advisory Board. In addition, immediately after the Effective Time, Kerry L. Pendergast (“Pendergast”) will be invited by FCB to be an employee of FCB to serve as the Market President for the two branch offices of PSBK being acquired as part of the Merger and FCB’s branch office in Redlands, California to be effective immediately after the Effective Time.

2.5	Effects of the Merger

At and after the Effective Time, the effect of the Merger shall be as provided in CGCL Section 1107 and CFC Sections 4880 et seq., including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PSBK shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of PSBK shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and the charter of PSBK as a commercial bank shall automatically terminate.

2.6	Tax Consequences

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither FCAL, FCB, PSBK, nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7	Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FCAL and FCB shall be entitled, upon the consent of PSBK, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein, including, without limitation, the merger of PSBK into a newly formed wholly-owned subsidiary of FCAL with PSBK surviving as a separate wholly-owned subsidiary of FCAL; provided that (i) there are no adverse Federal or state income Tax consequences to PSBK shareholders as a result of the modification; (ii) the consideration to be paid to the holders of PSBK Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8	Additional Actions

If, at any time after the Effective Time, FCAL or the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of PSBK or (ii) otherwise carry out the purposes of this Agreement, PSBK and their respective officers and directors shall be deemed to have granted to the Surviving an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FCAL and/or the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of PSBK or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of FCAL and the Surviving Bank are authorized in the name of PSBK or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of PSBK Common Stock into the Stock Consideration, the Per Share Stock Consideration; Cash in Lieu of Fractional Shares

3.1.1 Stock Consideration. Except as may be adjusted pursuant to the provisions of Section 3.1.2 below, the aggregate consideration in the form of shares of FCAL Common Stock shall be 477,269 shares (the “Stock Consideration”).

3.1.2 Certain Adjustment to the Stock Consideration

(A) Should PSBK Closing Shareholders’ Equity be less than the PSBK Threshold Capital, the Stock Consideration shall be adjusted (the “Adjusted Stock Consideration”) and shall be equal to (i) PSBK Agreed to Value minus the product of (x) 0.60 and (y) the amount by which the PSBK Closing Shareholders’ Equity is less than the PSBK Threshold Capital, divided by (ii) Four Dollars and Nineteen Cents ($4.19).

(B) In the event the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.12 hereof and PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.13 hereof.

(C) In the event the Closing Price is greater than $5.03, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.10 hereof.

(D) In the event the Closing Price is less than $3.35 then PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.11 hereof.

3.1.3 Per Share Stock Consideration; Closing Exchange Ratio. At the Closing, each share of PSBK Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the number of shares of FCAL Common Stock (the “Per Share Stock Consideration”) determined by dividing (i) the Stock Consideration or the Adjusted Stock Consideration, as applicable, by (ii) the number of shares of PSBK Common Stock outstanding immediately prior to the Effective Time including, without limitation, Dissenting Shares (other than Excluded Shares). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.”

3.1.4 Certain Definitions. As used herein, the following terms shall have the respective definitions as set forth below:

(A) “PSBK Agreed to Value” means Two Million Dollars ($2,000,000.00).

(B) “PSBK Closing Shareholders’ Equity” means the sum of PSBK’s Total Risk-Based Capital (as that term is defined by regulations promulgated by the FDIC), plus the remainder of the ALLL not otherwise included in PSBK’s Total Risk-Based Capital, excluding the Preferred Stock, after reflecting all accruals required by GAAP, and after adding back the PSBK Transaction Expenses accrued or paid net of taxes using an effective tax rate of forty percent (40%), all determined as the last day of the calendar month immediately prior to the Effective Time.

(C) “Closing Price” means the volume weighted average of the trading price of FCAL Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the Effective Time.

3.1.5 No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of PSBK Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price.

3.1.6 At the Effective Time, all shares of PSBK Common Stock held by PSBK or PSBK in its treasury other than shares representing restricted shares of PSBK Common Stock awarded in accordance with PSBK Equity Plans (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of PSBK Common Stock shall be delivered in exchange therefor.

3.1.7 On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of PSBK Common Stock (the “Certificates”) shall cease to have any rights as shareholders of PSBK, except the right to receive the Per Share Stock Consideration set forth in this Section 3.1 for each such share held by them, provided, however, that Dissenting Shares shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in this Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL as set forth in Section 3.5 hereof.

3.1.8 Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of FCAL Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the PSBK shareholders with the equivalent value of the Per Share Stock Consideration set forth in this Section 3.1.

3.2	Exchange of Shares

3.2.1 Appointment of Exchange Agent. FCAL and PSBK hereby agree to appoint an Exchange Agent designated by FCAL as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of PSBK Common Stock into FCAL Common Stock. Within four (4) Business Days after the later of the receipt of information from PSBK’s transfer agent or the Effective Time, FCAL shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) of a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by FCAL and PSBK (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the FCAL Common Stock (and cash in lieu of fractional shares) as provided in Section 3.1 hereof.

3.2.2 Surrender of Certificates. Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates (i) the Per Share Stock Consideration rounded down to the closest whole number and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 3.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than eight (8) Business Days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, FCAL shall cause the Exchange Agent to distribute the Stock Consideration or Adjusted Stock Consideration, as applicable, and cash as provided herein. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by FCAL. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of FCAL for all purposes from the Effective Time, except that FCAL shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for FCAL Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

3.2.3 Limit on Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of PSBK of the shares of PSBK Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 3.1 hereof.

3.2.4 If payment of the consideration pursuant to Section 3.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.5 FCAL and the Exchange Agent shall be entitled to rely upon PSBK’s stock transfer books to establish the identity of those persons entitled to receive the Stock Consideration or Adjusted Stock Consideration, as applicable, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCAL and the Exchange Agent shall be entitled to deposit any Stock Consideration or Adjusted Stock Consideration, as applicable, or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3	Treatment of PSBK Options

3.3.1 All PSBK Options are described in the PSBK Disclosure Schedule and are issued and outstanding pursuant to the PSBK Equity Plans described in the PSBK Disclosure Schedule and the forms of agreements pursuant to which such PSBK Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding Option Grant Agreements for PSBK Options issued under PSBK Equity Plans will be delivered to FCAL promptly after execution of this Agreement.

3.3.2 Prior to and effective as of the Effective Time, PSBK shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.3.2, the PSBK Equity Plans and shall have provided written notice to each holder of a then outstanding PSBK Option (whether or not such PSBK Option is then vested or exercisable), that such PSBK Option shall be, as of the date of such notice, exercisable in full, that such PSBK Option shall terminate at the Effective Time and that, if such PSBK Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each PSBK Option a payment in the form of shares of FCAL Common Stock equal to (i) the product of (A) the number of shares of PSBK Common Stock subject to such PSBK Option and (B) the Exchange Ratio, and (C) $4.19, (ii) less the aggregate option exercise price of such PSBK Option, divided by (iii) $4.19. No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of such PSBK Option who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price. FCAL or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section on account of PSBK Options such amounts as FCAL or the Exchange Agent is required to deduct and withhold from such payment under the Code or any provision of state, local or foreign Tax law. PSBK shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding PSBK Option with regard to the cancellation of such PSBK Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the PSBK Equity Plans and all PSBK Options issued thereunder shall terminate at the Effective Time and all payments to be made hereunder shall be made by PSBK or FCAL not later than thirty (30) days after the Effective Time.

3.4	FCAL Shares

The shares of FCAL Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of FCAL Common Stock to be issued as provided in Section 3.1 hereof, shall become the outstanding common stock of FCAL.

3.5	PSBK Dissenting Shares

3.5.1 Any shares of PSBK Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL. Any shares of FCAL Common Stock comprising the Stock Consideration that would have been issued to the holders of Dissenting Shares but for the operation of this Section 3.5, will not be issued in the Merger and will remain authorized and unissued shares of FCAL Common Stock.

3.5.2 Notwithstanding the provisions of Section 3.5.1, if any holder of PSBK Common Stock that demands, in accordance with Section 1301 of the CGCL, that PSBK purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Stock Consideration set forth in Section 3.1 (without interest), upon surrender of the Certificate representing such shares in accordance with Section 3.2.2.

3.5.3 PSBK shall give FCAL and FCB: (i) prompt notice of its receipt of any written demands for purchase of any shares of PSBK Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. PSBK shall not, except with the prior written consent of FCAL and FCB or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of PSBK Common Stock, or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PSBK

4.1	General

PSBK represents and warrants to FCAL and FCB that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the PSBK Disclosure Schedule delivered by PSBK to FCAL and FCB on or prior to the date hereof, as amended pursuant to Section 6.6, which PSBK Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. PSBK has made a good faith effort to ensure that the disclosure on each schedule of the PSBK Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the PSBK Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2	Organization

4.2.1 PSBK is a California state chartered bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of California. PSBK has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of PSBK are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. PSBK is a member of its Federal Home Loan Bank of San Francisco (the “FHLB”).

4.2.2 The minute books of PSBK accurately record, in all material respects, all material corporate actions of their respective shareholders and board of directors (including committees).

4.2.3 Prior to the date of this Agreement, PSBK has made available to FCAL true and correct copies of the Articles of Incorporation and bylaws of PSBK.

4.3	Capitalization

4.3.1 The only authorized capital stock of PSBK consists of 10,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 1,261,281 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Serial Preferred Stock, no par value per share, of which, as of the date hereof there are 4,000 shares of PSBK’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and 200 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Stock”) issued and outstanding. There are no shares of PSBK Common Stock or Preferred Stock held by PSBK in its treasury as treasury stock. PSBK has not or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PSBK Common Stock, Preferred Stock or any other security of PSBK or any securities representing the right to vote, purchase or otherwise receive any shares of PSBK Common Stock or Preferred Stock or any other security of PSBK other than shares issuable under the PSBK Equity Plans exempt as set forth on PSBK Disclosure Schedule 4.3.1. PSBK Disclosure Schedule 4.3.1 sets forth (i) the name of each holder of options to purchase PSBK Common Stock and Preferred Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2 Except for (i) equity interests held in the investment portfolios of PSBK, (ii) equity interests held by PSBK in a fiduciary capacity, and (iii) equity interests held in connection with the lending activities of PSBK, including stock in the Federal Reserve Bank, PSBK does not possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

4.3.3 To PSBK’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PSBK Common Stock, except as listed on PSBK Disclosure Schedule 4.3.3.

4.4	Authority; No Violation

4.4.1 PSBK has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSBK and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of PSBK and no other corporate proceedings on the part of PSBK, except for Shareholder Approvals and other actions contemplated by this Agreement such as the termination of certain PSBK Benefit Plans, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PSBK, and subject to approval by the shareholders of PSBK and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FCAL and FCB, constitutes the valid and binding obligation of PSBK, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.2 Except as listed on PSBK Disclosure Schedule 4.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (A) the execution and delivery of this Agreement by PSBK, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PSBK with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of PSBK; (ii) to the Knowledge of PSBK, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSBK or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PSBK under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PSBK is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PSBK taken as a whole.

4.5	Consents

Except as listed on PSBK Disclosure Schedule 4.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Merger Agreement with the Department, after certification by the California Secretary of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FCAL Common Stock pursuant to this Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by PSBK, and (y) the completion of the Merger and the transactions contemplated thereby. PSBK has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements

4.6.1 PSBK has previously made available to FCAL and FCB the Financial Statements of PSBK. The Financial Statements of PSBK have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations and cash flows of PSBK as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto. The balance sheet of PSBK as of December 31, 2010, and the related statements of operations, cash flow and changes in shareholders’ equity of PSBK for the three (3) years then ended, audited by Vavrinek, Trine, Day & Co., LLP, and the unaudited balance sheet of PSBK as of December 31, 2011, and the related unaudited statement of income, and changes in shareholders’ equity of PSBK for the period then ended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6.2 At the date of each balance sheet included in the Financial Statements of PSBK Regulatory Reports, PSBK had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of PSBK Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3 Except as listed on PSBK Disclosure Schedule 4.6.3, the records, systems, controls, data and information of PSBK are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PSBK or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.3. PSBK: (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to PSBK, is made known to the chief executive officer and the chief financial officer of PSBK by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to PSBK’s outside auditors and the audit committee of PSBK’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect PSBK’s ability to record, process, summarize and report financial information and (ii) any fraud of which PSBK has Knowledge of, whether or not material, that involves management or other employees who have a significant role in PSBK’s internal control over financial reporting. These disclosures (if any) were made in writing by management to PSBK’s auditors and audit committee and a copy has previously been made available to FCAL and FCB. As of the date hereof, to the Knowledge of PSBK, its chief executive officer and chief financial officer would be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification.

4.6.4 Since January 1, 2009: (i) to the Knowledge of PSBK, no director, officer, employee, auditor, accountant or representative of PSBK had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PSBK or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PSBK has engaged in questionable accounting or auditing practices; and (ii) no attorney representing PSBK, whether or not employed by PSBK, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PSBK or any of their respective officers, directors, employees or agents to the Board of Directors of PSBK or any committee thereof or to any director or officer of PSBK.

4.6.5 Since January 1, 2009, PSBK have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Entity (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the State of California and of the United States and the rules and regulations of Department, the FDIC, the FRB, the FHLB and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed. PSBK has previously made available to FCAL and FCB the PSBK Regulatory Reports.

4.6.6 Since January 1, 2009, PSBK has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on PSBK.

4.7	Taxes

4.7.1 PSBK has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to PSBK on or prior to the date of this Agreement, taking into account any extensions (all such returns, to PSBK’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from PSBK by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PSBK has received no written notice of, and to PSBK’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of PSBK, and no claim has been made by any authority in a jurisdiction where PSBK does not file Tax Returns that PSBK is subject to Taxation in that jurisdiction. PSBK have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. PSBK has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and PSBK, to PSBK’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in PSBK’s Financial Statements, and are properly reflected in such Financial Statements.

4.7.3 All estimated Taxes with respect to PSBK have been or shall be timely paid in full.

4.7.4 No waivers of statutes of limitation have been given by or requested with respect to any of PSBK’s Taxes.

4.7.5 PSBK shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7.6 There are no liens on any of PSBK’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to PSBK, and no such agreement or ruling has been applied for and is currently pending.

4.7.8 As a result of the Merger, PSBK shall not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

4.7.9 PSBK has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

4.7.10 PSBK is not currently receiving any material tax benefit or credit or other favorable material Tax treatment that will not be extended and available to FCAL following the Merger.

4.7.11 No written claim that could give rise to material Taxes has been made to PSBK within the previous six years by a taxing authority in a jurisdiction where PSBK does not file Tax Returns that PSBK is or may be subjected to taxation in that jurisdiction.

4.7.12 PSBK has made available to FCAL correct and complete copies of (A) all income and franchise Tax Returns of PSBK for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of PSBK.

4.7.13 PSBK has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.7.14 PSBK has complied with all applicable information reporting withholding requirements.

4.7.15 PSBK has complied with the requirements of applicable law with respect to abandoned and unclaimed property.

4.7.16 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

4.7.17 PSBK was not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

4.7.18 Since January 1, 2009, PSBK has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of PSBK.

4.7.19 PSBK has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

4.7.20 PSBK has have not disclosed and have no Knowledge of any Uncertain Tax Positions that could be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

4.8	No Material Adverse Effect

Except as set forth on PSBK Disclosure Schedule 4.8, PSBK has not suffered any Material Adverse Effect since January 1, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PSBK, taken as a whole.

4.9	Material Contracts; Leases; Defaults

4.9.1 Except as set forth in PSBK Disclosure Schedule 4.9.1, PSBK is not a party to nor subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of PSBK, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of PSBK; (iii) any collective bargaining agreement with any labor union relating to employees of PSBK; (iv) any agreement which by its terms limits the payment of dividends by PSBK; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PSBK is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCAL or FCB; (vi) except for items listed on PSBK Disclosure Schedule 4.16 and loans and other extensions of credit made by PSBK in the ordinary course of its business, any other agreement, written or oral, that obligates PSBK for the payment of more than $100,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by PSBK (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in PSBK Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither PSBK is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 and 4.9.2 have been made available to FCAL and FCB on or before the date hereof, are listed on PSBK Disclosure Schedule 4.9.1 or on PSBK Disclosure Schedule 4.9.2 and are in full force and effect on the date hereof and PSBK (and, to the Knowledge of PSBK, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on PSBK Disclosure Schedule 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in PSBK Disclosure Schedule 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which PSBK is a party or under which PSBK may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in PSBK Disclosure Schedule 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PSBK or upon the occurrence of a subsequent event; or (y) requires PSBK to provide a benefit in the form of PSBK Common Stock or determined by reference to the value of PSBK Common Stock.

4.9.4 Since December 31, 2010, through and including the date of this Agreement, except as listed on PSBK Disclosure Schedule 4.9.4, a copy which has been made available to FCB, PSBK has not (i) except for (A) normal increases for employees (other than officers and directors) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to FCAL), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on PSBK Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of PSBK Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under PSBK Equity Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income Tax purposes, (v) made any material change in the credit policies or procedures of PSBK, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of PSBK affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.5 Except as otherwise disclosed on PSBK Disclosure Schedule 4.9.5, all payments due on the Preferred Stock have been paid in accordance with their respective terms.

4.9.6 Except as set forth on PSBK Disclosure Schedule 4.9.6. PSBK is not a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, (B) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PSBK of the nature contemplated by this Agreement, (C) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (D) agreement containing covenants that limit the ability of PSBK to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, or (E) agreement which requires further payments over the remaining term of the contract in excess of $25,000.

4.10	Ownership of Property; Insurance Coverage

4.10.1 PSBK has good and, as to real property, marketable title to all material assets and properties owned by PSBK in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PSBK Regulatory Reports and in the Financial Statements of PSBK or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of PSBK. PSBK, as lessee, have the right under valid and existing leases of real and personal properties used by PSBK in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Financial Statements of PSBK.

4.10.2 With respect to all material agreements pursuant to which PSBK has purchased securities subject to an agreement to resell, if any, PSBK, has a lien or security interest (which to PSBK’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 PSBK currently maintains insurance considered by it to be reasonable for its operations. PSBK, except as disclosed in PSBK Disclosure Schedule 4.10.3(a), has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PSBK under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years PSBK has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. PSBK Disclosure Schedule 4.10.3(b) identifies all material policies of insurance maintained by PSBK as well as the other matters required to be disclosed under this Section.

4.11	Legal Proceedings

Except as set forth in PSBK Disclosure Schedule 4.11, PSBK is not a party to any, and there are no pending or, to PSBK’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PSBK, (ii) to which PSBK’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PSBK to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on PSBK.

4.12	Compliance With Applicable Law

4.12.1 To PSBK’s Knowledge, PSBK is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and PSBK has not received any written notice to the contrary. The Board of Directors of PSBK has adopted and PSBK has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 4.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.25, respectively.

4.12.2 PSBK has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PSBK, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 For the period beginning January 1, 2009, except as listed on PSBK Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), PSBK has not received any written notification or, to PSBK’s Knowledge, any other communication from any Bank Regulator (i) asserting that PSBK is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PSBK; (iii) requiring, or threatening to require, PSBK, or indicating that PSBK or PSBK may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PSBK, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PSBK, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “PSBK Regulatory Agreement”). Except listed on PSBK Disclosure Schedule 4.12.3, PSBK has not consented to or entered into any PSBK Regulatory Agreement that is currently in effect or that was in effect since January 1, 2009. The most recent regulatory rating given to PSBK as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12.4 Since the enactment of the Sarbanes-Oxley Act, PSBK has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. PSBK Disclosure Schedule 4.12.4 sets forth, as of December 31, 2011, a schedule of all officers and directors of PSBK who has outstanding loans from PSBK, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13	Employee Benefit Plans

4.13.1 PSBK Disclosure Schedule 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by PSBK in which any employee or former employee, consultant or former consultant or director or former director of PSBK participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PSBK Compensation and Benefit Plans”). Except as set forth in PSBK Disclosure Schedule 4.13.1,

PSBK has any commitment to create any additional PSBK Compensation and Benefit Plan or to materially modify, change or renew any existing PSBK Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

4.13.2 To the Knowledge of PSBK, each PSBK Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each PSBK Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of PSBK, threatened action, suit or claim relating to any of the PSBK Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of PSBK, PSBK has not engaged in a transaction, or omitted to take any action, with respect to any PSBK Compensation and Benefit Plan that would reasonably be expected to subject PSBK to an unpaid Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3 PSBK does not maintain any defined benefit pension plan. To the Knowledge of PSBK, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any PSBK Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with PSBK under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”) (such plan being referred to as an “ERISA Affiliate Plan”). Neither PSBK, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 All material contributions required to be made under the terms of any PSBK Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PSBK is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PSBK’s Financial Statements to the extent required by GAAP. PSBK expensed and accrued as a liability the present value of future benefits under each applicable PSBK Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 PSBK has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any PSBK Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. There has been no communication to employees by PSBK that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 PSBK does not maintain any PSBK Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each PSBK Compensation and Benefit Plan, if applicable, PSBK has provided or made available to FCAL copies of the: (A) plan documents, administrative forms, any loan documents under an PSBK employee stock ownership plan, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (H) ESOP allocation and suspense account records for the past three years; and (I) copies of all equity grant agreements.

4.13.8 Except as listed on PSBK Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any PSBK Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any PSBK Compensation and Benefit Plan.

4.13.9 PSBK does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 To the Knowledge of PSBK, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of PSBK to any actual or deemed payment (or benefit) which could constitute an excess “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in PSBK Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the PSBK Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 PSBK Disclosure Schedule 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees (full or part-time) of PSBK, their title and rate of salary, and their date of hire. PSBK Disclosure Schedule 4.13.12(b) also sets forth any changes to any PSBK Compensation and Benefit Plan since December 31, 2010.

4.14	Brokers, Finders and Financial Advisors

Neither PSBK, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this

Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Hovde Securities, LLC (“Hovde”) by PSBK and the fee payable pursuant thereto which fee including, without limitation, the fee for the Fairness Opinion to be issued by Hovde in accordance with Section 9.3.9 shall not exceed $331,272.00, in the aggregate.

4.15	Environmental Matters

4.15.1 Except as may be set forth in PSBK Disclosure Schedule 4.15, with respect to PSBK:

(A) To PSBK’s Knowledge, the PSBK Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) PSBK has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to PSBK’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against PSBK or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by PSBK or any Participation Facility;

(C) PSBK has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to PSBK’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or PSBK with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or PSBK or any Participation Facility;

(D) To PSBK’s Knowledge, with respect to the properties currently owned or operated by PSBK (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) During the past five years PSBK has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To PSBK’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by PSBK or any Participation Facility, and to PSBK’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by PSBK or any Participation Facility; and

(G) To PSBK’s Knowledge, during the period of (s) PSBK’s ownership or operation of any of their respective current properties or (t) PSBK’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To PSBK’s Knowledge, prior to the period of (x) PSBK’s ownership or operation of any of their respective current properties or (y) PSBK’s participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2 “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

4.16	Loan Portfolio

4.16.1 The allowance for loan losses reflected in PSBK’s unaudited balance sheet at December 31, 2011 was, and the allowance for loan losses shown for periods ending after December 31, 2011 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistent with past practice.

4.16.2 Except as set forth on PSBK Disclosure Schedule 4.16.2(a), PSBK has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to PSBK’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against PSBK relating to any withdrawn loan commitment, termination of a loan or potential borrower. PSBK Disclosure Schedule 4.16.2(b) sets forth a listing, as of the most recently available date, by account, of (x) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, or (4) where a specific reserve allocation exists in connection therewith, and (y) all assets classified by PSBK as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of PSBK arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PSBK’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of PSBK, the loans, discounts and the accrued interest reflected on the books of PSBK are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by PSBK free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17	Securities Laws

PSBK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “PSBK FDIC Documents”) with the FDIC, as of the date filed or to filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any PSBK FDIC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PSBK as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such PSBK FDIC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of PSBK for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

4.18	Related Party Transactions

PSBK Disclosure Schedule 4.18 sets forth all transactions, including any loan or other credit accommodation, with any Affiliate of PSBK. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of PSBK is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. PSBK has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by PSBK is inappropriate.

4.19	Deposits

Except as set forth in PSBK Disclosure Schedule 4.19, none of the Deposits of PSBK is a Brokered Deposit.

4.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of PSBK Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of PSBK to the contrary. Except as disclosed in PSBK Disclosure Schedule 4.20, there are no other classes of stock of PSBK which are entitled to vote to approve this Agreement and the Merger.

4.21	Registration Obligations

PSBK is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22	Risk Management Instruments

Except as set forth in PSBK Disclosure Schedule 4.22, PSBK is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of PSBK, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. PSBK has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.23	Fairness Opinion

PSBK has received a written opinion from Hovde to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio to be received by the shareholders of PSBK pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24	Intellectual Property

PSBK Disclosure Schedule 4.24 sets forth a true and complete list of all material (a) trademark registrations and applications, (b) service mark registrations and applications,

(c) unregistered trademarks and service marks, and (d) Internet domain names owned, used or held for use in connection with the business of PSBK. PSBK owns or, to PSBK’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business, each without payment (except as set forth in PSBK Disclosure Schedule 4.24), and PSBK has not received any notice of conflict with respect thereto that asserts the rights of others. PSBK has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which PSBK is a party relating to any of the foregoing. To the Knowledge of PSBK, the conduct of the business of PSBK as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25	Labor Matters

PSBK is in compliance in all material respects with all applicable federal and California or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and have not and are not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”); (ii) no unfair labor practice charge or complaint against PSBK is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of PSBK threatened against or involving PSBK; (iv) to PSBK’s Knowledge, no representation question exists respecting the employees of PSBK; (v) no collective bargaining agreement is currently being negotiated by PSBK is not and has not been a party to a collective bargaining agreement; (vi) PSBK is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of PSBK currently threatened; (viii) PSBK has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) PSBK has no wage and hour claim or investigation pending before or by any Governmental Entity, and to its Knowledge no such claim or investigation has been threatened; (x) PSBK has not had any occupation health and safety claims against it; (xi) PSBK is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) there has been no “mass layoff” or “plant closing” by PSBK as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. PSBK has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to its knowledge is any such proceeding pending or threatened.

4.26	Regulatory Orders

Except as listed on PSBK Disclosure Schedule 4.26, PSBK is not subject to any formal or informal order, agreement or understanding issued by a Bank Regulator or other Governmental Entity nor is such order, agreement or understanding pending.

4.27	Accurate Disclosure

4.27.1 None of the information supplied or to be supplied by PSBK for inclusion in the Merger Registration Statement or the Proxy Statement—Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PSBK, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of PSBK or the PSBK Shareholders Meeting.

4.27.2 FCB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FCB will fairly present the financial position of FCB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, FCB makes no representation or warranty with respect to any information supplied by PSBK.

4.27.3 Due Diligence. Prior to execution of this Agreement, PSBK has provided FCAL with all material information regarding PSBK requested in FCAL’s various due diligence requests and as requested by FCAL.

4.28 Transaction Expenses. PSBK Disclosure Schedule 4.28 sets forth a true, accurate and complete list of all reasonably anticipated PSBK Transaction Expenses.

4.29	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, PSBK makes no other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FCAL AND FCB

5.1	General

FCAL and FCB jointly and severally represent and warrant to PSBK that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the FCAL Disclosure Schedule delivered by FCAL and FCB to PSBK on the date hereof, as amended pursuant to Section 7.6, which FCAL Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. FCAL and FCB have made a good faith effort to ensure that the disclosure on each schedule of the FCB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the FCB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FCAL shall include the Knowledge of FCB.

5.2	Organization

5.2.1 FCAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FCAL has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 FCB is a California state-chartered banking corporation, validly existing and in good standing (to the extent required) under the laws of the State of California. FCB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of FCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3 The respective minute books of FCAL and FCB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.4 Prior to the date of this Agreement, FCAL has made available to PSBK true and correct copies of the Certificate of Incorporation and bylaws of FCAL and the Articles of Incorporation and bylaws of FCB.

5.3	Capitalization

5.3.1 The authorized capital stock of FCAL consists of 100,000,000 shares of common stock, $0.01 par value per share, of which, as of the date of this Agreement, 29,254,442 shares are outstanding, and 2,500,000 shares of preferred stock, $0.01 par value per share, of which there are 1,000 shares of Series A Convertible Perpetual Preferred Stock and 25,000 shares of Series C Preferred Stock issued and outstanding. There are no shares of FCAL Common Stock held by FCAL in its treasury. Neither FCAL nor FCB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FCAL Common Stock, or any other security of FCAL or any securities representing the right to vote, purchase or otherwise receive any shares of FCAL Common Stock or any other security of FCAL other than shares issuable under FCAL Equity Plans. FCAL Disclosure Schedule 5.3.1 sets forth the name of each holder of options to purchase FCAL Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

5.3.2 The authorized capital stock of FCB consists of 2,200,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 1,562,808 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of FCB held by FCB in its treasury. FCB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of common stock of FCB, or any other security of FCB.

5.3.3 To FCAL’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FCAL Common Stock, except as listed on FCAL Disclosure Schedule 5.3.3.

5.4	Authority; No Violation

5.4.1 Each of FCAL and FCB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FCAL and FCB and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Boards of Directors of FCAL and FCB, and no other corporate proceedings on the part of FCAL and FCB is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by FCAL and FCB, and subject to receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PSBK constitutes the valid and binding obligation of FCAL and FCB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.2 Except as listed on FCAL Disclosure Schedule 5.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, (A) the execution and delivery of this Agreement by FCAL and FCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by FCAL and FCB with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or bylaws of FCAL or the Articles of Incorporation or bylaws of FCB; (ii) to the Knowledge of FCAL, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCAL or FCB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCAL or FCB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCAL or FCB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FCAL and FCB taken as a whole.

5.5	Consents

Except as listed on FCAL Disclosure Schedule 5.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Merger Agreement with the Department, certified by the California Secretary of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FCAL Common Stock pursuant to this Agreement, (e) the approval of the listing on NASDAQ of the FCAL Common Stock to be issued in the Merger and (f) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FCAL and FCB, and (y) the completion of the Merger and the transactions contemplated thereby.

5.6	Financial Statements Reports and SEC Documents

5.6.1 FCAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “FCAL SEC Documents”) with the SEC, as of the date filed or to filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any FCAL SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FCAL as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such FCAL SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, the FCAL and the FCAL Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.6.2 Since December 31, 2010, FCAL and the FCAL Subsidiaries have conducted their respective business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.6 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCAL or the FCAL Subsidiaries.

5.6.3 Since January 1, 2010, FCAL has timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, FDIC, the Department, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed.

5.6.4 Since January 1, 2009, FCAL has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on FCAL.

5.7	Taxes

5.7.1 FCAL has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to FCAL on or prior to the date of this Agreement, taking into account any extensions (all such returns, to FCAL’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from FCB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on FCAL Disclosure Schedule 5.7.1, as of the date of this Agreement, FCAL has received no written notice of, and to FCB’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of FCAL, and no claim has been made by any authority in a jurisdiction where FCAL does not file Tax Returns that FCAL is subject to Taxation in that jurisdiction. FCAL has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. FCAL has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FCAL, to its Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in FCAL’s Financial Statements, and are properly reflected in such Financial Statements.

5.7.3 All estimated Taxes with respect to FCAL have been or shall be timely paid in full.

5.7.4 Except as set forth in FCAL Disclosure Schedule 5.7.4, no waivers of statutes of limitation have been given by or requested with respect to any of FCB’s Taxes.

5.7.5 FCAL shall not be required as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7.6 There are no liens on any of FCAL’s or FCB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

5.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to FCAL, and no such agreement or ruling has been applied for and is currently pending.

5.7.8 FCAL is not currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to FCAL following the Merger.

5.7.9 No written claim that could give rise to material Taxes has been made to FCAL within the previous six years by a Taxing authority in a jurisdiction were FCAL does not file Tax Returns that FCAL is or may be subjected to Taxation in that jurisdiction.

5.7.10 FCAL has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.7.11 Except as set forth in FCAL Disclosure Schedule 5.7.11, since January 1, 2009, FCAL has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of FCAL.

5.7.12 Except as set forth in FCAL Disclosure Schedule 5.7.12, FCAL has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

5.7.13 FCAL has not disclosed and has no Knowledge of any Uncertain Tax Positions that would be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

5.8	Ownership of Property; Insurance Coverage

5.8.1 FCAL and FCB have good and, as to real property, marketable title to all material assets and properties owned by FCAL or each FCAL Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FCAL SEC Documents or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, or any transaction by FCAL Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the FCAL SEC Documents. FCAL and the FCAL Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCAL and FCB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in notes to the Financial Statements of FCAL.

5.8.2 With respect to all material agreements pursuant to which FCAL or FCB has purchased securities subject to an agreement to resell, if any, FCAL or such FCAL Subsidiary, as the case may be, has a lien or security interest (which to FCAL’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.8.3 FCAL currently maintains insurance it considers to be reasonable for its respective operations. FCAL, except as disclosed in FCAL Disclosure Schedule 5.8.3(a), has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. Except as disclosed in FCB Disclosure Schedule 5.8.3(b) there are presently no material claims pending under such policies of insurance and no notices have been given by FCAL under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FCAL has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FCAL Disclosure Schedule 5.8.3(c) identifies all material policies of insurance maintained by FCAL as well as the other matters required to be disclosed under this Section.

5.9	Legal Proceedings

Except as set forth in FCAL Disclosure Schedule 5.9, neither FCAL nor FCB is a party to any, and there are no pending or, to FCAL’s Knowledge, threatened legal, arbitration or other proceedings, claims (whether asserted or unasserted), or actions or inquiries of any nature (i) against FCAL or FCB, (ii) to which FCAL or FCB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FCAL or FCB to perform under this Agreement, except for any proceeding, claim, action, which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on FCAL.

5.10	Brokers, Finders and Financial Advisors

Neither FCAL nor FCB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. (“KBW”) by FCAL and the fee payable pursuant thereto.

5.11	Environmental Matters

5.11.1 Except as may be set forth in FCAL Disclosure Schedule 5.11, with respect to FCAL and FCB:

(A) To FCAL’s Knowledge, the FCAL Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) FCAL has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to FCAL’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against it or FCB or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or FCAL or any Participation Facility;

(C) FCAL has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to FCAL’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or FCB with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or FCAL or any Participation Facility;

(D) To FCAL’s Knowledge, with respect to the properties currently owned or operated by FCAL (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) FCAL has not, during the past five years, received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To FCAL’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FCAL or FCB or any Participation Facility, and to FCAL’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FCAL or FCB or any Participation Facility; and

(G) To FCAL’s Knowledge, during the period of (s) FCB’ ownership or operation of any of its current properties or (t) FCB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FCAL’s Knowledge, prior to the period of (x) FCAL’s ownership or operation of any of its current properties or (y) FCAL participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

5.12	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of common stock of FCB is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of FCB to the contrary. There are no other classes of stock of FCB which are entitled to vote to approve this Agreement and the Merger.

5.13	Intellectual Property

To the Knowledge of FCAL, the conduct of the business of FCAL as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.14	Accurate Disclosure

5.14.1 None of the information supplied or to be supplied by FCAL for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PSBK, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of PSBK or the PSBK Shareholders’ Meeting.

5.14.2 FCB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FCB will fairly present the financial position of FCB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, FCB makes no representation or warranty with respect to any information supplied by PSBK.

5.14.3 Due Diligence. Prior to execution of this Agreement, FCAL has provided PSBK with all material information regarding FCAL requested in PSBK’s various due diligence requests and as requested by PSBK.

5.15	Disclaimer of Other Representations and Warranties

Except for the express representations and warranties stated above, neither FCAL nor FCB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI

COVENANTS OF PSBK

6.1	Conduct of Business

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the prior written consent of FCAL and FCB, which consent shall not be unreasonably withheld, PSBK will:

(A) operate its businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain its rights and franchises; and voluntarily take no action which would (i) result in PSBK incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect its ability to perform its covenants and agreements under this Agreement;

(F) maintain PSBK’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, or changes required by its Bank Regulators, only);

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its Bank Regulators;

(H) give notice to and consult with FCAL prior to hiring any employees or independent contractors;

(I) give notice to and consult with FCAL before acquiring any security or investment for the PSBK investment portfolio with a term of over one year;

(J) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business; and

(K) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after the date of this Agreement to the Closing Date, provide FCAL and FCB by no later than the 21st day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

6.1.2 Negative Covenants. PSBK agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in PSBK Disclosure Schedule 6.1.2, or with the prior written consent of FCAL and FCB which will not be unreasonably withheld , it will not:

(A) change or waive any provision of the Articles of Incorporation or bylaws of PSBK, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the PSBK Voting Agreement and the PSBK Non-Competition and Non-Solicitation Agreement;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of PSBK Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PSBK Equity Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PSBK may (i) issue shares of PSBK Common Stock upon the valid exercise, in accordance with the information set forth in PSBK Disclosure Schedule 4.3.1, of presently outstanding PSBK Options issued under the PSBK Equity Plans and (ii) pay dividends in respect of the capital stock of PSBK;

(C) terminate any outstanding stock options with the exception of options expiring by their own terms;

(D) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation);

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on PSBK Disclosure Schedules 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in excess of 3% annually, provided however, that PSBK shall only authorize and effectuate pay increases in 2012 not more frequently than one time per employee. PSBK shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PSBK may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(G) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(H) merge or consolidate PSBK with any other corporation; sell or lease all or any substantial portion of the assets or business of PSBK; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PSBK and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I) sell or otherwise dispose of the capital stock of PSBK or sell or otherwise dispose of any asset of PSBK other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System or the Federal Home Loan Bank of San Francisco, subject any asset of PSBK to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) intentionally take any action which would result in any of the representations and warranties of PSBK set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(K) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PSBK;

(L) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PSBK is a party, other than in the ordinary course of business, consistent with past practice;

(M) (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in subsection (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one (1) year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PSBK may purchase investment securities if, within three (3) Business Days after PSBK requests in writing (which shall describe in detail the investment securities to be purchased, the due diligence performed on the security and the price thereof) that FCAL consent to the making of any such purchase, FCAL has approved such request in writing or has not responded in writing to such request;

(N) (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of PSBK, or its successors after the Merger;

(O) except for commitments issued or proposals pending prior to the date of this Agreement and which have been disclosed on the PSBK Disclosure Schedule 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $100,000 for a new customer or $200,000 for any existing customer without submitting complete loan package information to the Chief Credit Officer of FCAL (or his designee) for review with a right of comment at least three (3) full Business Days prior to taking such action. If after three (3) Business Days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

(P) make any loan or other extension of credit, loan commitment or letter of credit or similar commitment or renewal or extension thereof to any Person that is graded less than “pass” without submitting a complete loan package information to the chief credit officer of FCAL for review with a right of comment at least three (3) full Business Days prior to taking such action. If after three (3) Business Days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

(Q) except as set forth on the PSBK Disclosure Schedule 6.1.2(Q), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(R) enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(S) incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with PSBK’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(T) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(U) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(V) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any PSBK Equity Plan;

(W) except as set forth in PSBK Disclosure Schedule 6.1.2(W), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(X) except as set forth in PSBK Disclosure Schedule 6.1.2(X), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(Y) acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $250,000 (provided that FCAL or FCB will be given the first opportunity to purchase any non Small Business Administration loan participation being sold);

(Z) sell a pool of loans or interests in a pool of loans which individually or in the aggregate is in excess of $250,000;

(AA) sell OREO properties for less than the value held on the books of PSBK as of the date of this Agreement;

(BB) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PSBK of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(CC) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(DD) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(EE) purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

(FF) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of PSBK or any of its subsidiaries except for liquidity and operational purposes;

(GG) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with FCAL and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of FCAL (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of FCAL (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(HH) issue any press release other than in accordance with past practice;

(II) extend or allow an automatic extension of any contract in excess of twelve (12) months;

(JJ) renew or issue certificates of deposit through CDARS or any national rate quotation service with a term exceeding twelve (12) months;

(KK) Enter into any additional deferred compensation agreements or arrangements; or

(LL) agree to do any of the foregoing.

6.2	Current Information

6.2.1 During the period from the date of this Agreement to the Effective Time, PSBK will cause one or more of its representatives to confer with representatives of FCAL and report the general status of its ongoing operations at such times as FCAL may reasonably request. PSBK will promptly notify FCAL of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by PSBK, the threat of material litigation involving PSBK. Without limiting the foregoing, senior officers of FCAL and PSBK shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of PSBK, in accordance with applicable law, and PSBK shall give due consideration to FCAL’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, FCAL shall under no circumstances be permitted to exercise control of PSBK prior to the Effective Time.

6.2.2 PSBK shall provide FCAL and FCB, within twenty-one (21) days of the end of each calendar month, a written a written report detailing each of the following:

(A) Past due loans;

(B) Any changes to the risk grading of loans;

(C) List of impaired loans and information relative to such loans;

(D) New and renewed loans;

(E) Trial balance by risk code;

(F) Detailed balance sheet and income statement along with detailed general ledger;

(G) Personnel changes;

(H) Monthly board package including detailed financial statements for PSBK and PSBK;

(I) Loan committee packages;

(J) ALCO packages;

(K) Large Loan and Deposit Customers (over $250,000 in aggregate relationship) and variances from prior month;

(L) Allowance for Loan and Lease Loss Reports;

(M) External audit reports (including loan review and other reviews or examination);

(N) Problem loan reports and problem loan committee packages; and

(O) Such other reports and information as FCAL may reasonably request.

6.2.3 PSBK shall promptly inform FCAL upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of PSBK under any labor or employment law.

6.3	Access to Properties and Records

6.3.1 Subject to Section 13.1 hereof, PSBK shall permit FCAL and FCB reasonable access upon reasonable notice and during normal business hours to its properties and those of PSBK, and shall disclose and make available to FCAL and FCB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter PSBK reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCAL or FCB may have a reasonable interest; provided, however, that PSBK shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PSBK shall provide and shall request its auditors to provide FCAL with such historical financial information regarding it (and related audit reports and consents) as FCAL may reasonably request. FCAL and FCB shall use commercially reasonable efforts to minimize any interference with PSBK’s regular business operations during any such access to PSBK’s property, books and records. FCAL’s and FCB’s examination of the records of PSBK pursuant hereto, shall not constitute a waiver or relinquishment on the part of FCAL or FCB to rely upon the representations and warranties made by PSBK herein or pursuant hereto; provided, that FCAL and FCB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by PSBK hereunder incorrect in any respect.

6.3.2 Access to Operations. Not later than ninety (90) days prior to the Effective Time, PSBK shall afford to FCAL and FCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PSBK for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. FCAL and FCB shall give reasonable notice for access to PSBK, and the date and time of such access will then be mutually agreed to by FCAL, FCB and PSBK. FCAL and FCB’s access shall be conducted in a manner which does not unreasonably interfere with PSBK’s normal operations, customers and employee relations and which does not interfere with the ability of PSBK to consummate the transactions contemplated by this Agreement.

6.3.3 Loan Review. PSBK shall afford to FCAL and FCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PSBK for the purposes of conducting a review of loans, securities and hedges to assist in valuation pursuant to Financial Accounting Statement 141R and to determine compliance with this Agreement.

6.3.4 Access to Employees. Between the date hereof and the Effective Time, PSBK shall give FCAL and FCB and their authorized representatives upon reasonable notice, reasonable access to all employees and all personnel files of current employees of PSBK, as permitted by law, as FCAL or FCB may reasonably require for purposes of determining PSBK employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII. Nothing in this Section 6.3.4 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than FCAL, FCB or PSBK.

6.4	Financial and Other Statements

6.4.1 Promptly upon receipt thereof, PSBK will furnish to FCAL copies of each annual, interim or special audit of the books of PSBK made by its independent auditors and copies of all internal control reports submitted to PSBK by such auditors in connection with each annual, interim or special audit of the books of PSBK made by such auditors.

6.4.2 PSBK will furnish to FCAL copies of all documents, statements and reports as it shall send to its shareholders, the Department, the FDIC, the FRB, the FHLB or any other regulatory authority, except as legally prohibited thereby. Within ten (10) Business Days after the end of each month, PSBK will deliver to FCAL a balance sheet and a statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3 PSBK will advise FCAL promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PSBK.

6.4.4 With reasonable promptness, PSBK will furnish to FCAL such additional financial data that PSBK possess and as FCAL may reasonably request, including without limitation, detailed monthly financial statements and loan reports not otherwise required to be delivered pursuant to Section 6.4.

6.4.5 Within three (3) Business Days of PSBK’s receipt of its audited Financial Statements as of and for the period ended December 31, 2011, PSBK shall deliver same to FCAL and FCB.

6.5	Maintenance of Insurance

PSBK shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business. Subject to the prior written consent of FCAL and PSBK shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.11).

6.6	Disclosure Supplements

From time to time prior to the Effective Time, PSBK will promptly supplement or amend the PSBK Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PSBK Disclosure Schedule or which is necessary to correct any information in such PSBK Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such PSBK Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.2.2(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7	Consents and Approvals of Third Parties

PSBK shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, PSBK agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9	Failure to Fulfill Conditions

In the event that PSBK determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FCAL.

6.10	No Solicitation

6.10.1 PSBK shall not, and shall cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FCAL) any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSBK is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by PSBK or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of PSBK or otherwise, shall be deemed to be a breach of this Agreement by PSBK. PSBK shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from FCAL or FCB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PSBK; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PSBK representing, in the aggregate, fifteen percent (15%) or more of the assets of PSBK; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PSBK; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PSBK; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2 Notwithstanding Section 6.10.1, PSBK may take any of the actions described in clause (ii) of Section 6.10.1 if, but only if: (i) PSBK has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) PSBK Board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to PSBK’s shareholders under applicable law; (iii) PSBK has provided FCAL with at least five (5) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal, PSBK receives from such Person a confidentiality agreement with terms no less favorable to PSBK than those contained in the Confidentiality Agreement. PSBK shall promptly provide to FCAL and FCB any non-public information regarding PSBK provided to any other Person that was not previously provided to FCAL or FCB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that PSBK Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares of PSBK Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to PSBK’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to PSBK’s shareholders than the Merger and the transactions contemplated by this Agreement; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3 PSBK shall promptly (and in any event within twenty-four (24) hours) notify FCAL in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PSBK Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement; (ii) disclosure of such materials jeopardizes the attorney-client privilege; or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. PSBK agrees that it shall keep FCAL informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4 Subject to Section 6.10.5, neither the PSBK Board nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to FCAL and FCB in connection with the transactions contemplated by this Agreement (including the Merger), the PSBK Recommendation (as defined in Section 8.2), or make any statement, filing or release, in connection with PSBK Shareholders Meeting or otherwise, inconsistent with the PSBK Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the PSBK Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause PSBK to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring PSBK to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5 Notwithstanding Section 6.10.4, prior to the date of the PSBK Shareholders Meeting, the PSBK Board may approve or recommend to the shareholders of PSBK a Superior Proposal and withdraw, qualify or modify the PSBK Recommendation in connection therewith (a “PSBK Subsequent Determination”) after the fourth (4th) Business Day following FCAL and FCB’s receipt of a notice (the “Notice of Superior Proposal”) from PSBK advising FCAL and FCB that the PSBK Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that PSBK shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that PSBK proposes to accept) if, but only if, (i) the PSBK Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to PSBK’s shareholders under applicable law, (ii) during the four (4) Business Day period after receipt of the Notice of Superior Proposal by FCAL and FCB, PSBK Board shall have cooperated and negotiated in good faith with FCAL and FCB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable PSBK to proceed with the PSBK Recommendation without a PSBK Subsequent Determination; provided, however, that FCAL and FCB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FCAL and FCB since their receipt of such Notice of Superior Proposal, PSBK Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5 and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the PSBK Recommendation or the making of a PSBK Subsequent Determination by the PSBK Board shall not change the approval of the PSBK Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6 Nothing contained in this Section 6.10 shall prohibit PSBK or the PSBK Board from complying with PSBK’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the PSBK Recommendation unless PSBK Board reaffirms the PSBK Recommendation in such disclosure.

6.11	Reserves and Merger-Related Costs

6.11.1 PSBK agrees to consult with FCAL and FCB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). PSBK shall also consult with FCAL with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as FCAL shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until FCAL shall have irrevocably certified to PSBK that all conditions set forth in Article IX to the obligation of FCAL to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.11.2 PSBK shall establish accruals for all severance benefits for terminated employees. If requested by FCAL or FCB, on the second Business Day immediately prior to the Effective Time, PSBK shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of FCAL and FCB (as such practices and methods are to be applied to PSBK from and after the Effective Time) and reflect FCAL and FCB’s plans with respect to the conduct of PSBK’s business following the Merger and to provide for the costs and expenses relating to the consummation by PSBK of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of PSBK contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of PSBK.

6.11.3 Transaction Expenses. Based upon the final bills or estimates of such final bills, PSBK shall have paid or accrued for (i) all severance benefits under any PSBK Employment Agreement that will terminate as a result of the transactions contemplated herein, other than severance benefits required to be deferred for a period not to exceed 6 months from termination in order to comply with Section 409A of the Code that were in existence as of the date of this Agreement as shown on PSBK Disclosure Schedule 6.11.3; (ii) payments for retention of employees approved by FCAL and FCB; (iii) all fees and expenses of all attorneys, accountants and investment bankers of PSBK (collectively, the “Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement, including the fees and expenses to Hovde for the services provided by Hovde including the fee for the Fairness Opinion provided by Hovde in accordance with Sections 4.14 and 9.3.9; (iv) the cost of purchasing the Tail Coverage as provided for in Section 7.11.1; (v) penalties accrued or paid to the U.S. Treasury in connection with the repayment of TARP (excluding any dividends); (vi) any contract termination fees payable to vendors, for contracts approved by FCAL for termination as shown on PSBK Disclosure Schedule 6.11.3; (vii) fees for the conversion of PSBK data processing systems to FCAL systems as shown on PSBK Disclosure Schedule 6.11.3; and (viii) (vi) the costs of any application or other fees related to the Merger (collectively, the “PSBK Transaction Expenses”) in full prior to the Effective Time, and FCAL and FCB shall have received written evidence from PSBK to such effect prior to the Effective Time; provided, however, that the aggregate amount of such PSBK Transaction Expenses including all severance benefits under any PSBK Employment Agreement shall not exceed $1,300,000 (inclusive of reasonable costs incurred or advanced by its Advisors) without the prior written consent of FCAL after an opportunity to review all invoices, bills and estimates relating to such PSBK Transaction Expenses to determine their reasonableness.

6.11.4 Updated Appraisals. PSBK shall cooperate with FCAL or FCB requests to obtain additional or updated appraisals on property securing loans of PSBK during the period following receipt of all Shareholder Approvals of the transactions contemplated herein and the Effective Time.

6.12	Board of Directors and Committee Meetings

PSBK shall permit no more than two representatives of FCAL and FCB who are subject to the Confidentiality Agreement to attend any meeting of the Board of Directors of PSBK or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that PSBK shall not be required to permit the Observer to remain present during any confidential discussion of this Agreement, and the transactions contemplated hereby, any discussion necessary to maintain attorney/client privilege, or any third party proposal to acquire control of PSBK or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FCAL’s and FCB’s participation.

6.13	Cooperation with Bank Holding Company Merger and Bank Merger

Subject to the terms and conditions herein provided, PSBK agrees to cooperate fully with FCAL and FCB to consummate and make effective the Merger, as contemplated herein and the Merger Agreement, attached hereto as Exhibit “A”.

ARTICLE VII

COVENANTS OF FCAL AND FCB

7.1	Conduct of Business

7.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the written consent of PSBK, which consent will not be unreasonably withheld, FCAL and FCB will:

(A) Operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain their respective rights and franchises; and voluntarily take no action which would (i) result in FCAL or FCB incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

(F) maintain FCB’s ALLL substantially in accordance with past practices and methodology and GAAP;

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

(H) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

(I) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice; and

(J) from and after the date of this Agreement to the Closing Date, provide PSBK by no later than the 25th day of the month immediately following each quarter, a written report setting forth all loans classified as “Substandard,” “Doubtful,” and “Loss.”

7.1.2 Negative Covenants. FCAL and FCB each agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in FCAL Disclosure Schedule 7.1.2 or with the prior written consent of PSBK, which will not be unreasonably withheld neither of them will:

(A) intentionally take any action which would result in any of the representations and warranties of FCAL or FCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(B) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FCAL or FCB;

(C) issue any press release regarding the Merger other than in accordance with past practice; or

(D) agree to do any of the foregoing.

7.2	Current Information

7.2.1 During the period from the date of this Agreement to the Effective Time, FCAL and FCB will cause one or more of its representatives to confer with representatives of PSBK and report the general status of its ongoing operations at such times as PSBK may reasonably request. FCAL and FCB will promptly notify PSBK of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by FCAL or FCB, the threat of material litigation involving FCB. Without limiting the foregoing, senior officers of FCAL and FCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FCAL or FCB, in accordance with applicable law.

7.2.2 FCAL and FCB shall promptly inform PSBK upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FCAL and FCB under any labor or employment law.

7.3	Access to Properties and Records

7.3.1 Subject to Section 13.1 hereof, and applicable laws relating to the exchange of information, FCAL and FCB shall permit PSBK reasonable access upon reasonable notice and during normal business hours to its properties, and shall disclose and make available to PSBK during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FCAL or FCB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PSBK may have a reasonable interest; provided, however, that FCAL shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PSBK shall use commercially reasonable efforts to minimize any interference with FCAL or FCB’s regular business operations during any such access to FCAL or FCB’s property, books and records. PSBK’s examination of the records of FCAL or FCB pursuant hereto, shall not constitute a waiver or relinquishment on the part of PSBK to rely upon the representations and warranties made by FCAL and FCB herein or pursuant hereto; provided, that PSBK shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by FCAL and FCB hereunder incorrect in any respect.

7.3.2 Access to Operations. Within sixty (60) days prior to the Effective Time, FCAL and FCB shall afford to PSBK and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to FCAL and FCB for the sole purpose of assuring an orderly transition of operations in the Merger.

PSBK shall give reasonable notice for access to FCAL and FCB, and the date and time of such access will then be mutually agreed to by PSBK, FCAL and FCB. PSBK’s access shall be conducted in a manner which does not unreasonably interfere with FCAL or FCB’s normal operations, customers and employee relations and which does not interfere with the ability of FCAL or FCB to consummate the transactions contemplated by this Agreement.

7.3.3 Loan Review. FCAL and FCB shall afford to PSBK and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to FCAL and FCB for the purposes of conducting a review of loans, securities and hedges to determine compliance with this Agreement.

7.4	Financial and Other Statements

7.4.1 FCAL will furnish to PSBK copies of all documents, statements and reports as it shall send to its shareholders, the SEC, the FRB, the FDIC, the Department or any other regulatory authority, except as legally prohibited thereby.

7.4.2 FCAL and FCB will advise PSBK promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FCAL or FCB.

7.4.3 With reasonable promptness, FCAL and FCB will furnish to PSBK such additional financial data that FCAL or FCB possess and as PSBK may reasonably request, including without limitation, detailed quarterly financial statements and loan reports not otherwise required to be delivered pursuant to Section 7.4.

7.4.4 All of the foregoing documents provided by FCAL and/or FCB to PSBK in accordance with this Section 7.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

7.5	Maintenance of Insurance

FCAL and FCB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.6	Disclosure Supplements

From time to time prior to the Effective Time, FCAL will promptly supplement or amend the FCAL Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCAL Disclosure Schedule or which is necessary to correct any information in such FCAL Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such FCAL Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.7	Consents and Approvals of Third Parties

FCAL and FCB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8	All Reasonable Efforts

Subject to the terms and conditions herein provided, FCAL and FCB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the Merger.

7.9	Failure to Fulfill Conditions

In the event that FCAL or FCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PSBK.

7.10	NASDAQ Listing

FCAL shall use its commercially reasonable efforts to list, if required, prior to the Effective Time, on the NASDAQ the shares of FCAL Common Stock to be issued to the holders of PSBK Common Stock in the Merger.

7.11	Directors and Officers Indemnification and Insurance

7.11.1 FCAL and FCB shall permit PSBK to purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for a period of four (4) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed $200,000.

7.11.2 For a period of four (4) years after the Effective Time, FCAL shall, and shall cause the Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation, bylaws, and indemnification agreements of PSBK as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Governmental Entities.

7.11.3 The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each director or officer of PSBK and his or her heirs and representatives.

7.11.4 In the event that either FCAL or FCB, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FCAL or FCB, as applicable shall assume the obligations set forth in this Section 7.11.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Proxy Statement-Prospectus

8.1.1 For the purposes of (x) registering FCAL Common Stock to be offered to holders of PSBK Common Stock in connection with the Merger with the SEC under the Securities Act and (y) holding the PSBK Shareholders Meeting, FCAL shall draft and prepare, and PSBK shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of PSBK, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). FCAL shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. FCAL shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCAL and PSBK shall thereafter promptly mail the Proxy Statement-Prospectus to PSBK’s shareholders. FCAL shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PSBK shall furnish all information concerning PSBK, and the holders of PSBK Common Stock as may be reasonably requested in connection with any such action.

8.1.2 PSBK shall provide FCAL with any information concerning itself that FCAL may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FCAL shall notify PSBK promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to PSBK promptly copies of all correspondence between FCAL or any of their representatives and the SEC. FCAL shall give PSBK and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give PSBK and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of FCAL and PSBK agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the PSBK Shareholders Meeting at the earliest practicable time.

8.1.3 PSBK and FCAL shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PSBK shall cooperate with FCB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FCAL shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of PSBK Common Stock entitled to vote at the PSBK Shareholders Meeting at the earliest practicable time.

8.2	Shareholders’ Meetings

8.2.1 PSBK will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “PSBK Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in PSBK’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the PSBK shareholders (the “PSBK Recommendation”).

8.2.2 FCB will take all steps necessary to give notice of, convene and hold a meeting of its shareholder (the “FCB Shareholder’s Meeting”), for the purpose of considering this Agreement, and the Merger, and for such other purposes as may be, in FCB’s reasonable judgment, necessary or desirable. Notwithstanding anything herein to the contrary, FCB may, in lieu of holding the FCB Shareholder’s Meeting, solicit the written consent of FCB’s shareholder to approve this Agreement and the transactions herein contemplated.

8.3	Regulatory Approvals

Each of FCAL, FCB and PSBK will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, applicable blue sky administrators, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the Merger as contemplated by this Agreement. FCAL, FCB, and PSBK will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of PSBK, FCAL or FCB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. PSBK shall have the right to review and approve in advance all characterizations of the information relating to PSBK, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. FCAL shall give PSBK and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give PSBK and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholder of FCB and the shareholders of PSBK.

9.1.2 No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by FCAL and/or FCB in their sole and absolute discretion.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FCAL Common Stock in the Merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

9.2	Conditions to the Obligations of FCAL and FCB under this Agreement

The obligations of FCAL and FCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.12 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of PSBK set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on PSBK. PSBK shall have delivered to FCAL a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PSBK dated as of the Closing Date.

9.2.2 Agreements and Covenants. PSBK shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and FCAL shall have received a certificate signed on behalf of PSBK by the Chief Executive Officer and Chief Financial Officer of PSBK to such effect dated as of the Closing Date.

9.2.3 Permits, Authorizations, Etc. FCAL and FCB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4 Resignations. FCAL and FCB shall have received a written resignation from each of the directors of PSBK, effective as of the Closing Date.

9.2.5 Officers’ Certificates. PSBK shall have furnished FCAL and FCB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FCAL or FCB may reasonably request.

9.2.6 Thresholds. PSBK shall have achieved the following thresholds as of the last day of the calendar month immediately prior to the Effective Time:

(A) PSBK shall have paid or otherwise accrued all PSBK Transaction Expenses as of the Effective Time in accordance with GAAP;

(B) the percentage of the PSBK ALLL to PSBK total loans (as determined in accordance with GAAP) shall not be less than 2.28%.

(C) the PSBK ALLL shall be adequate under GAAP and applicable regulatory requirements and there shall have been no material increase in past due loans and/or non-accrual loans since the information provided by PSBK to FCB and/or FCAL as of December 31, 2011;

(D) PSBK shall have filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including the Effective Time which are required to be provided pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and the implementing U.S. Treasury regulations and guidance promulgated thereunder, and PSBK shall have obtained all necessary approvals by the U.S. Treasury and appropriate Bank Regulators to redeem the entire outstanding amount of the Preferred Stock investment from the U.S. Treasury and shall have consummated such redemption as soon as practically possible after receipt of all required Governmental Authority and Shareholder Approvals for the Merger (the “TARP Redemption”), but in any event the TARP Redemption shall have been consummated on or before immediately prior to the Effective Time and PSBK shall have accrued the amounts and expenses to make the full TARP Redemption; and

(E) The PSBK Closing Shareholders’ Equity shall not be less than the PSBK Minimum Capital.

9.2.7 Dissenters Rights. Dissenters’ rights shall not have been exercised and perfected by in excess of five percent (5%) of PSBK’s outstanding shares.

9.2.8 Termination of Employment Agreement. As of not later than immediately prior to the Effective Date, (A) Pendergast shall have (i) acknowledged and agreed to the termination of his employment with PSBK, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to FCAL and PSBK agreements, including general releases of FCAL, FCB and PSBK and their Affiliates, directors, agents, representatives and attorneys with respect to the termination of his employment and all benefits and compensation to be paid to him by the parties hereto now or in the future, and the PSBK Non-Competition and Non-Solicitation Agreement, all satisfactory to FCAL and FCB, in their sole discretion, which agreements shall not have been revoked, rescinded or amended without FCAL’s and FCB’s prior written approval, in their sole discretion; and (B) Jessica Lee (“Lee”) shall have (i) acknowledged and agreed to termination of her PSBK Employment Agreement in consideration of the severance payment due to her thereunder, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to FCAL, and PSBK agreements, including general releases of FCAL, FCB and PSBK and their Affiliates, directors, agents, representatives and attorneys with respect to the termination of her employment and all benefits and compensation to be paid to her by the parties hereto now or in the future, and the PSBK Non-Competition and Non-Solicitation Agreement in the form of Exhibit B (as modified with respect to Lee under Section 9.2.9), all satisfactory to FCAL and FCB, in their sole discretion, which agreements shall not have been revoked, rescinded or amended without FCAL’s and FCB’s prior written approval, in their sole discretion;

9.2.9 Non-Competition and Non-Solicitation Agreements. FCAL and FCB shall have received an executed copy of the PSBK Non-Competition and Non-Solicitation Agreement in the form of Exhibit “B” from each member of the PSBK Board of Directors as of the date of this Agreement and anyone added to the PSBK Board of Directors after the date of this Agreement and from Pendergast. FCAL and FCB shall have received an executed copy of the PSBK Non-Competition and Non-Solicitation Agreement from Lee, with Section 2.4 thereof modified so as not to preclude in any way the employment Lee by a Person that engages, in any manner, in the provision of Financial Services in the Restricted Territory (as those terms are defined in the PSBK Non-Competition and Non-Solicitation Agreement).

9.2.10 Tax Opinion. FCAL and FCB shall have received a legal opinion, dated as of the Closing Date and in a form reasonably acceptable to them, to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.2.11 Changes in Control Payments. PSBK shall have accrued the amounts and expenses to be made under its employment agreements and change in control agreements, and FCAL will make such payments within five (5) Business Days after the Effective Time with regard to all such PSBK employees.

9.2.12 Closing Price. The Closing Price shall not be greater than $5.03.

9.3	Conditions to the Obligations of PSBK under this Agreement

The obligations of PSBK under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.10 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of FCAL and FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on FCAL and FCB. FCAL and FCB shall have delivered to PSBK and PSBK a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCAL and FCB, respectively dated as of the Closing Date.

9.3.2 Agreements and Covenants. FCAL and FCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and PSBK shall have received a certificate signed on behalf of FCAL and FCB by the Chief Executive Officer and Chief Financial Officer of FCAL and FCB respectively, to such effect dated as of the Closing Date.

9.3.3 Permits, Authorizations, Etc. PSBK shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4 Payment of Stock Consideration. FCAL shall have delivered the Stock Consideration or the Adjusted Stock Consideration, as applicable, to the Exchange Agent and the Exchange Agent shall have provided PSBK with a certificate evidencing such delivery.

9.3.5 Officers’ Certificate. FCAL and FCB shall have furnished PSBK with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as PSBK may reasonably request.

9.3.6 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of PSBK.

9.3.7 Appointment of PSBK Director to the Board of Directors. FCAL and FCB shall have offered to appoint the PSBK Director Appointee to serve on their respective boards of directors effective immediately after the Effective Time.

9.3.8 Tax Opinion. PSBK shall have received a tax opinion, dated as of the Closing Date and in a form reasonably acceptable to PSBK to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.3.9 Fairness Opinion. If required by the parties, the Fairness Opinion of Hovde shall have been either reissued or updated as of the date the Proxy Statement/Prospectus is mailed to shareholders of PSBK for consideration of the Agreement and the Merger.

9.3.10 Closing Price. The Closing Price shall not be less than $3.35.

9.3.11 PSBK Closing Shareholders’ Equity. The PSBK Closing Shareholders’ Equity shall not be less than the PSBK Minimum Capital.

ARTICLE X

THE CLOSING

10.1	Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2	Deliveries at the Closing

At the Closing there shall be delivered to FCAL, FCB and PSBK the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, FCAL shall have delivered the Stock Consideration or Adjusted Stock Consideration, as applicable, as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination

For purposes of this Article XI, FCAL and FCB shall be considered one and the same “party.” Accordingly, any reference to a “party” in this Article XI shall mean either FCAL and FCB as one party or PSBK as one party.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after Shareholder Approvals:

11.1.1 At any time by the mutual written agreement of FCAL, FCB and PSBK;

11.1.2 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by PSBK) or Section 9.3.1 (in the case of a breach of a representation or warranty by FCAL);

11.1.3 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by PSBK) or Section 9.3.2 (in the case of a breach of covenant by FCAL or FCB);

11.1.4 At the election of the Boards of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FCAL, FCB and PSBK;

11.1.5 Automatically and without any action on the part of any party if the shareholders of PSBK shall have voted at the PSBK Shareholders’ Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6 By the Boards of Directors of either party if: (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Termination Date;

11.1.8 By the Board of Directors of FCAL and FCB if PSBK has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of PSBK has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FCAL or FCB;

11.1.9 By the Board of Directors of PSBK if PSBK has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, and the Board of Directors of PSBK has made a determination to accept such Superior Proposal;

11.1.10 By the Boards of Directors of FCAL and FCB if the Closing Price is greater than $5.03;

11.1.11 By the Board of Directors of PSBK if the Closing Price is less than $3.35; or

11.1.12 By the Boards of Directors of FCAL and FCB if the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital.

11.1.13 By the Board of Directors of PSBK if the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital.

11.2	Effect of Termination

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 13.1, 13.2, 13.6, 13.9, 13.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement by a party, the non-breaching party shall be entitled to claim from the breaching party liquidated damages equal to $500,000. For purposes of this Section 11.2.2(A), FCAL and FCB are treated as one party and PSBK is treated as one party.

(B) As a condition of FCAL’s and FCB’s willingness, and in order to induce FCAL and FCB, to enter into this Agreement, and to reimburse FCAL and FCB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, PSBK hereby agrees to pay FCAL and FCAL shall be entitled to payment of a fee of $1,000,000, less any amount received or owed under Section 11.2.2(A) above (the “FCAL Fee”), within five (5) Business Days after written demand for payment is made by FCB, following the occurrence of any of the events set forth below:

(i) PSBK terminates this Agreement pursuant to Section 11.1.9 or FCAL and FCB terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into of a definitive agreement by PSBK relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving PSBK within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by FCAL and FCB pursuant to Section 11.1.2 or 11.1.3 because of a breach by PSBK; or (b) the failure of the shareholders of PSBK to approve this Agreement after the occurrence of an Acquisition Proposal.

(C) If demand for payment of the FCAL Fee is made pursuant to Section 11.2.2(B) or if FCAL makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then FCAL and FCB will not have any other rights or claims against PSBK, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the FCAL Fee under Section 11.2.2(B) or the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of FCAL and FCB against PSBK and their respective officers and directors.

(D) If PSBK makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then PSBK will not have any other rights or claims against FCAL or FCB, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of PSBK against FCAL and FCB and their respective officers and directors.

11.3	Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholder of FCB and by the shareholders of PSBK), the parties hereto by action of each of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FCB and by the shareholders of PSBK, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to PSBK’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

EMPLOYEE BENEFITS

12.1	Benefit Plans.

12.1.1 Prior to the Effective Time, PSBK shall take all action necessary to terminate, or to commence termination, of any and all 401(k) Plans PSBK maintains and any other PSBK Compensation and Benefit Plan that PSBK may specify. Prior to the Effective Time, PSBK shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans PSBK maintains.

12.1.2 PSBK agrees that as of and following the Effective Time, the employees of PSBK as of the Effective Time who continue to be employed by FCAL and/or FCB after the Effective Time or who are offered and who accept employment with FCAL and/or FCB (collectively, the “Former PSBK Employees”) shall be eligible to participate in FCAL’s or FCB’s employee benefit plans in which the similarly situated employees of FCAL or FCB participate, to the same extent as such similarly situated employees of FCAL or FCB participate.

12.1.3 With respect to each employee benefit plan, program, policy or arrangement maintained by FCAL or FCB for the benefit of current employees of FCAL or FCB (each such plan, program, policy or arrangement, a “FCAL Plan”), FCAL and FCB agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PSBK shall be treated as service with FCAL or with FCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an FCAL Plan, FCB shall cause such FCAL Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous FCAL Compensation and Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former PSBK Employee on or after the Effective Time to the extent such Former PSBK Employee had satisfied any similar limitation or requirement under an analogous FCB Compensation and Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the FCAL or FCAL Plan; provided, however, if any Former PSBK Employee is denied or delayed coverage FCAL or FCB shall pay for such Former PSBK Employee’s COBRA coverage.

12.2 Future Employment. FCB and/or FCB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of PSBK immediately before the Effective Time. PSBK will provide FCAL and FCB with information regarding such persons’ current employment arrangements with PSBK and will otherwise assist FCAL and FCB in making such offers.

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality

Having obtained the consent of Hovde, FCAL, FCB, and PSBK agree that the Confidentiality Agreement dated September 28, 2011 (the “Confidentiality Agreement”) previously executed by the parties hereto and Hovde, is hereby terminated in its entirety. In place thereof, FCAL, FCB and PSBK agree as follows:

(A) FCAL and FCB on the one hand and PSBK on the other hand, in connection with entering into this Agreement and effectuating the transactions contemplated hereby each have made and will make available (the “Disclosing Party”) to the other party (the “Receiving Party”) “Confidential Information” (as defined below) regarding the Disclosing Party which the Disclosing Party desires to maintain as confidential and to have the Receiving Party refrain from using and taking certain other actions.

(B) The Receiving Party will not use, or permit the use of, any portion of the Confidential Information for any purpose except for the purpose of carrying out the transaction contemplated by the Agreement.

(C) The Receiving Party acknowledges the confidential nature and competitive value of the Confidential Information and agrees to receive, hold and treat all Confidential Information with the same degree of care and safeguard the confidentiality of the Confidential Information to the same extent, as Receiving Party would exercise with respect to Receiving Party’s own highly confidential and non-public information. Receiving Party’s will not disclose any portion of the Confidential Information to any person or entity except to Receiving Party’s officers, directors, agents and representatives who have a need to know such information for the purpose of carrying out the transactions contemplated by this Agreement (such persons are hereinafter collectively referred to as (“Recipients”) and who must be required by Receiving Party prior to being provided with the Confidential Information, to agree to be bound by the terms of this Agreement to the same extent as if they were parties hereto. Receiving Party acknowledges its responsibility to ensure that the Recipients who are given access to the Confidential Information on Receiving Party’s behalf will conduct their activities in accordance with the terms of this Agreement and further acknowledge that Receiving Party will be liable for any breach of this Agreement caused by such Recipients.

(D) The Receiving Party understands and acknowledges that any disclosure or misappropriations of any of the Confidential Information in violation of this Agreement may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and thereafter agrees the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restricting any such further disclosures or misappropriation and for such relief as Disclosing Party shall deem appropriate. Such right of the Disclosing Party shall be in addition to the remedies otherwise available to the Disclosing Party at law or in equity.

Notwithstanding the foregoing, the event that Receiving Party’s legal counsel determines in writing that Receiving Party or Receiving Party’s Recipients are required by law, rule, regulation or administrative or judicial process to disclose any portion of the Confidential Information (the “Required Disclosure”), then Receiving Party shall promptly notify in writing Disclosing Party of such Required Disclosure, and provide a copy of the written determination of Receiving Party’s legal counsel, so that Disclosing Party may seek to obtain a protective order or other appropriate remedy preventing such Required Disclosure. If, within a reasonable period of time after Disclosing Party has received written notice from Receiving Party of such Required Disclosure, Disclosing Party has obtained a protective order or other appropriate remedy and Disclosing Party has not waived Receiving Party’s Recipients’ requirements to comply with the non-disclosure provisions hereof with respect to the Required Disclosure, then Receiving Party or Receiving Party’s Recipients may disclose that portion, and only that portion, of the Confidential Information that is required to be disclosed based on the written advice of Receiving Party’s legal counsel. Receiving Party further agrees to use Receiving Party’s best efforts to obtain reasonable assurances that confidential treatment will be accorded to any portion of the Confidential Information that Receiving Party or Receiving Party’s Recipients disclose pursuant to a Required Disclosure.

(E) The Receiving Party will not make any copies of the Confidential Information, except as necessary to assist Receiving Party in Receiving Party’s effecting the transaction contemplated by this Agreement. Promptly upon termination of this Agreement on the merger or upon the written request of Disclosing Party, whichever shall first occur, Receiving Party shall either destroy or return to Disclosing Party all copies of the Confidential Information provided to Receiving Party or Receiving Party’s Recipients, and any documents, memoranda, notes, analyses, abstracts, computer generated documents and other writings whatsoever prepared by Receiving Party or any Receiving Party’s Recipient based on the Confidential Information. At the request of Disclosing Party, Receiving Party shall certify in writing that the Confidential Information has been destroyed or returned in accordance with the provisions hereof.

(F) For a period of two (2) years from the Effective Date the Receiving Party will not, without the prior written consent of the Disclosing Party’s Board of Directors:

(i) directly or indirectly initiate contact with or otherwise solicit any current officer or employee of Disclosing Party or its Affiliate(s) for the purpose of hiring such officer or employee, except that this prohibition shall not apply to (i) general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals, or (ii) contacts initiated by such officer or employee without prior contact from the Receiving Party or its representatives:

(ii)(a) solicit any “Customer” (as defined below) of Disclosing Party for purposes of offering such Customer services or products that compete, directly or indirectly, with the products or services being offered by the Company, that were offered by Disclosing

Party during the preceding six (6) months or that Receiving Party has been informed of such intended offering through the Confidential Information), or (ii) interfere with any relationship that Disclosing Party has with any Customer or cause any Customer to terminate any agreement with the Disclosing Party; or

(iii) form, join or in any way participate in a “group” (as defined in the Exchange Act) or otherwise participate in any effort, directly or indirectly, for purposes of doing any of the foregoing.

(G) “Confidential Information” includes all non-public information of any kind or character relating to or concerning Disclosing Party or its Affiliate(s) or associates, in any format, whether written or oral, including without limitation: (i) trade secrets, business plans, marketing strategies, and other business development information; (ii) financial information, including pro forma financial information and projections (iii) business strategies; (iv) client, customer and service provider lists, contact information, customer records, loan files and reports; (v) product information; (vi) the identity for Disclosing Party and its Affiliate and associates; and (vii) internal memoranda and reports, board minutes and records, and other confidential information. The term “Confidential Information,” however, does not include information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your representative, (ii) Receiving Party can demonstrate through written records dated prior to September 28, 2011, was available to Receiving Party on a non-confidential basis prior to its disclosure to Receiving Party by Disclosing Party or its representatives, or (iii) becomes available to Receiving Party on a non-disclosure to Receiving Party by Disclosing Party or its representatives, provided that such source is not known, or should not reasonably have been known, by Receiving Party or any of its representatives to be bound by obligations of confidentiality with respect to such information.

(H) “Customer” shall mean any existing depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates, or any Person that the Disclosing Party or its Affiliate(s) or associates is in discussions with concerning the possibility of such Person becoming a depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates.

13.2	Expenses

Except as specifically set forth herein, all expenses incurred by FCAL, FCB, and PSBK in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including, but not limited to, any costs and/or expense associated with the mailing of the Proxy Statement-Prospectus to the PSBK shareholders and the soliciting of the approval of its shareholders shall be paid by PSBK. Notwithstanding the foregoing, FCAL and FCB shall be solely responsible for the costs of the filing fee for filing the Merger Registration Statement with the SEC and the cost of printing the Proxy Statement-Prospectus shall be divided among FCAL and PSBK with FCAL responsible for fifty percent (50%) of such printing costs and PSBK responsible for the remaining fifty percent (50%) of such printing costs.

13.3	Public Announcements

FCAL, FCB, and PSBK shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither FCAL, FCB nor PSBK shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, PSBK or FCAL may make any securities filings with respect to this Agreement to the extent PSBK or FCAL, respectively, reasonably believes is required by law or any securities exchange upon which its securities may be listed.

13.4	Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5	Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to First California Financial Group, Inc.: or First California Bank	Mr. C. G. Kum President and Chief Executive Officer First California Financial Group, Inc. 3027 Townsgate Road Westlake Village, California 91361 Phone (805) 322-9308 Fax (805) 445-1388

With required copies to:	Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Attention: S. Alan Rosen, Esq. Arthur A. Coren, Esq. Phone: (818) 591-2121 Fax: (818) 591-3838

If to Premier Service Bank:	Kerry L. Pendergast President and Chief Executive Officer Premier Service Bank 3637 Arlington Avenue, Suite B

Riverside, California 92506 Phone (951) 274-2400 Fax (951) 274-2410

With required copies to:	Richard E. Knecht, Esq. 1301 Dove Street, #900 Newport Beach, California 92660 Phone (949) 851-6130 Fax (949) 851-1732

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

13.6	Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Section 7.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7	Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8	Counterparts

This Agreement including, without limitation, all of the Exhibits hereto, may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

13.9	Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.10	Governing Law; Venue

This Agreement shall be governed by the laws of California, without giving effect to its principles of conflicts of laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Los Angeles County, California or Federal district courts located in Los Angeles County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.11	Waiver of Trial by Jury

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

ARTICLE XIV

INTERPRETATION

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page immediately follows]

IN WITNESS WHEREOF, FCAL, FCB, and PSBK have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/S/ C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/ Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:	/S/ C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/ Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMIER SERVICE BANK

By:	/S/ Kerry L. Pendergast
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

By:	/S/ Jessica W. Lee
Name:	Jessica W. Lee
Title:	Corporate Secretary

Exhibit A

AGREEMENT AND PLAN OF

BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of                     , 2012, by and between FIRST CALIFORNIA BANK, a California state-chartered commercial bank (“FCB” or “Surviving Bank”), having its principal office in Westlake Village, California, and PREMIER SERVICE BANK, a California state-chartered commercial bank (“PSBK”), having its principal office in Corona, California, to which FIRST CALIFORNIA FINANCIAL GROUP, a Delaware corporation (“FCAL”), having its principal office in Westlake Village, California, is a party, with reference to the following facts:

RECITALS

WHEREAS, FCAL, FCB and PSBK are parties to that certain Agreement and Plan of Merger, dated as of February 27, 2012 (the “Reorganization Agreement”);

WHEREAS, FCAL desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of PSBK, which represents all of the issued and outstanding shares of capital stock of PSBK (the “PSBK Stock”) in exchange for shares of the voting common stock, $0.01 par value of FCAL (the “FCAL Stock”);

WHEREAS, FCAL, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct subsidiary, FCB, by causing FCB to be merged with PSBK (the “Merger”) pursuant to the terms and conditions of this Agreement;

WHEREAS, FCB is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 2,200,000 shares of common stock, no par value (“FCB Stock”), of which 1,562,808 shares are issued and outstanding;

WHEREAS, the Boards of Directors of FCAL, FCB and PSBK, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “Code”), have approved this Agreement and have authorized the execution hereof; and

WHEREAS, the shareholders of PSBK and the shareholder of FCB have approved this Agreement and have authorized the execution hereof;

NOW, THEREFORE, FCB and PSBK, joined by FCAL, hereby agree that PSBK is to be merged with and into FCB on the following terms and conditions:

1. Merger of PSBK with and into FCB. At the Effective Time (as defined in Section 10), PSBK shall be merged with and into FCB which shall thereupon be the Surviving Bank and a subsidiary of FCAL. The separate corporate existence of PSBK shall cease and FCB shall succeed to the properties, rights, privileges, powers, immunities and franchises of PSBK. All rights of creditors and all liens upon the property of PSBK shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

2. Effects of the Merger.

(a) The Banking Charter and Certificates of Authority of FCB issued by the California Department of Financial Institutions shall be and remain the Charter and Certificates of Authority of the Surviving Bank; and FCB’s insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the insurance of deposits coverage of the Surviving Bank.

(b) Pursuant to California Financial Code Section 4888, the banking offices of PSBK shall become branch banking offices of FCB, the loan production offices of PSBK shall become the loan production offices of FCB, and all safe deposit, deposit and loan customers of PSBK shall, by operation of law, become customers of FCB.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation of FCB as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Bank without change or amendment, until altered, amended or repealed as provided for therein or by law. The Bylaws of FCB as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Bank without change or amendment, until altered, amended, or repealed as provided for therein or by law.

4. Directors and Officers.

(a) The directors of FCB at the Effective Time will become and shall serve as the directors of the Surviving Bank until such time as their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

(b) The officers of FCB at the Effective Time will become the officers of the Surviving Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

5. Conversion of Securities. In and by virtue of the Merger, the shares of FCAL stock, FCB Stock and PSBK Stock outstanding at the Effective Time shall be converted without any further action on the part of FCAL, FCB and PSBK, or any holder of PSBK Stock as follows:

(a) At the Effective Time, each issued and outstanding share of FCAL Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of FCAL Stock;

(b) At the Effective Time, each issued and outstanding share of FCB Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of FCB Stock, the shares of the Surviving Bank; and

(c) At the Effective Time, each share of PSBK Stock issued and outstanding immediately before the Effective Time (other than shares of PSBK Stock held by PSBK in its treasury or owned by FCAL or by any of FCAL’s subsidiaries (“Excluded Shares”) and shares of PSBK Stock that are held by holders of the PSBK Stock who perfect their dissenters’ rights under Chapter 13 of the Code) (herein referred to as “Dissenting Shares”), will be converted into the right to receive shares of FCAL Stock in such ratio as determined in accordance with the Reorganization Agreement (the “Per Share Stock Consideration”). All of the shares of PSBK Stock converted into the Per Share Stock Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of PSBK Stock will thereafter represent the right to receive the Per Share Stock Consideration as set forth in this Section 5(c). Certificates previously representing shares of PSBK Stock will be exchanged for the Per Share Stock Consideration upon the surrender of such Certificates according to Section 3.2 of the Reorganization Agreement, without any interest thereon.

(d) Dissenting Shares will not be converted as described in Section 5(c), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the Code.

(e) Excluded Shares will not be converted as described in Section 5(c), but from and after the Effective Time shall be canceled and shall cease to exist and no shares of FCAL Stock shall be delivered in exchange therefor.

(f) In the case of stock options to purchase PSBK Stock (“PSBK Options”) granted under the 2000 Stock Option Plan of PSBK, such PSBK Options shall be accelerated in full so as to become fully exercisable in accordance the terms of the applicable equity plan and shall terminate at the Effective Time. Each PSBK Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and, in consideration for such cancellation, shall be converted into the right to receive shares of FCAL Stock determined in accordance with Section 3.3 of the Reorganization Agreement.

(g) At the Effective Time, the stock transfer books of PSBK will be closed, and no transfer of PSBK Stock theretofore outstanding will thereafter be made.

6. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of PSBK, pursuant to the terms of the Reorganization Agreement.

8. Effect of Termination. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of FCAL, FCB or PSBK or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

9. Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of PSBK if set forth in a written instrument signed on behalf of the party that is entitled to the benefits thereof. This Agreement may be amended by written instrument signed by the parties hereto at any time before the Effective Time, whether before or after action thereon by the shareholders of PSBK, by FCAL, FCB and PSBK; but no amendment may be made after action by the shareholders of PSBK that changes the principal terms of this Agreement without the requisite approval of such shareholders.

10. Effective Time. The Merger shall become effective at the close of business on the day on which an executed copy of this Agreement with all requisite accompanying certificates shall have been filed with the Commissioner of Financial Institutions in accordance with Section 4887(a) of the California Financial Code, shall have been filed with the California Secretary of State, in accordance with Section 1103 of the California General Corporation Law, and thereafter filed with the Commissioner of Financial Institutions, in accordance with Section 4887(b) of the California Financial Code (the “Effective Time”).

11. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

12. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

13. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

15. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

16. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terns of the Reorganization Agreement are to control.

17. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intent of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents and Secretary or Assistant Secretary as of the day and year first written above.

FIRST CALIFORNIA FINANCIAL GROUP

By:
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMIER COMMERCIAL BANK

By:
Name:	Kerry L. Pendegast
Title:	President and Chief Executive Officer

By:
Name:	[ ]
Title:	Corporate Secretary

Exhibit B

FORM OF NON-SOLICITATION,

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of February 27, 2012, is entered into by and between First California Financial Group, Inc., a Delaware Corporation and First California Bank, a California state-chartered bank (collectively, “FCAL”) and             (the “Undersigned”).

RECITALS

A. FCAL and Premier Service Bank, a California state-chartered bank (“PSBK”) have entered into an Agreement and Plan of Merger dated as of February 27, 2012 (the “Merger Agreement”).

B. The Undersigned is a director and/or officer of PSBK.

C. As an inducement to and as a condition to FCAL’s entering into and carrying out the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement for the benefit of any Person or entity other than FCAL.

D. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom PSBK or FCAL has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Date (as that term is defined in the Merger Agreement) or with whom FCAL, its parents, affiliates and subsidiaries has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“FCAL” shall mean First California Financial Group, Inc., First California Bank, and their respective parents, subsidiaries and affiliates.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union.

“Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom PSBK or FCAL has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Date or with whom FCAL actually pursues a relationship for Financial Services from and after the Effective Date; provided, however, PSBK’s or FCAL’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Restricted Territory” means (i) the City of Riverside and (ii) any area within a fifty-mile radius of the City of Corona.

“Surviving Bank” means First California Bank, its parents, subsidiaries and affiliates and/or the bank which is the surviving entity after the Merger.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of PSBK or FCAL of which the Undersigned has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of PSBK, and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or Prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of PSBK.

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and FCAL agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a) FCAL would not enter into the Merger Agreement unless the Undersigned agrees not to engage in the provision of Financial Services in the Restricted Territory for the benefit of any Person or entity other than FCAL or the Surviving Bank or any of their respective subsidiaries or successors, not to use Trade Secrets for the benefit of any Person or entity other than FCAL or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit officers or employees of FCAL or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for FCAL to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce FCAL to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his or her position with PSBK, the Undersigned has developed considerable expertise in the business operations of PSBK and has or will develop considerable expertise in the business operations of FCAL and/or the Surviving Bank. Undersigned has had and will have access to Trade Secrets. Undersigned recognizes that FCAL would be irreparably damaged, and its substantial investment in PSBK materially impaired, if the Undersigned were to engage in the provision of Financial Services in competition with FCAL or the Surviving Bank, or disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PSBK, FCAL or the Surviving Bank to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, PSBK, FCAL or the Surviving Bank. Moreover, Undersigned recognizes that PSBK and FCAL would be irreparably damaged, and FCAL’s substantial investment in PSBK materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a PSBK, FCAL, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, PSBK, FCAL or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II

NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY

2.1 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of PSBK and, after the Effective Date, other than for the benefit of FCAL and the Surviving Bank, the Undersigned shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director or officer of FCAL or the Surviving Bank, shall deliver, on and after the Effective Date, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank.

2.2 Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives FCAL prompt notice of such requirement in advance of such disclosure.

(b) The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives FCAL prompt notice of such requirement in advance of such disclosure; or

(c) In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives FCAL prompt notice of such requirement in advance of such disclosure.

2.3 Non-Solicitation.

(a) Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) years from and after the date on which the Undersigned is no longer a Director or employee of PSBK, FCAL or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of FCAL or the Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or use any Trade Secret to induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PSBK, FCAL and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with PSBK, FCAL and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by or provides service for PSBK, FCAL or the Surviving Bank, the Undersigned, upon the reasonable request of PSBK, FCAL or the Surviving Bank, agrees to use his or her best efforts to retain the business of the Surviving Bank and promote the acquisition of new business by the Surviving Bank.

(b) Non-Solicitation of Officers or Employees. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) year from and after the date on which the Undersigned is no longer a Director or employee of PBSK, FCAL or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of FCAL or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of PSBK, FCAL and/or the Surviving Bank to terminate such Person’s relationships with PSBK, FCAL and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by PSBK, FCAL or the Surviving Bank, the Undersigned, upon the reasonable request of PSBK, FCAL or the Surviving Bank, agrees to use his or her best efforts to retain the officers and employees of the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: any person employed by PSBK, FCAL and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by PSBK, FCAL and/or the Surviving Bank at any time within the forty-five (45) days prior to the date of said solicitation or attempted solicitation.

2.4 Non-Competition. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) year from and after the date on which the Undersigned is no longer a Director or employee of PBSK, FCAL or the Surviving Bank the Undersigned shall not own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services in the Restricted Territory.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and FCAL and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against PSBK, FCAL and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

(b) Unless sooner terminated under subsection (a) of this Section 4.3, the obligations of the Undersigned under this Agreement shall terminate only on the mutual agreement of the Undersigned and FCAL or the Surviving Bank.

4.4 Specific Performance. Undersigned acknowledges and agrees that irreparable injury will result to FCAL and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that FCAL and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy FCAL and/or the Surviving Bank may have, FCAL and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Undersigned or any affiliates, agents or any other Persons acting for or with Undersigned in any capacity whatsoever, and Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Undersigned, FCAL and/or the Surviving Bank shall have the right to inform any third party that FCAL and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with Undersigned or receiving from Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FCAL and/or the Surviving Bank hereunder, and that participation by any such Persons with Undersigned in activities in violation of Undersigned’s agreement with FCAL and/or the Surviving Bank set forth in this Agreement may give rise to claims by FCAL and/or the Surviving Bank against such third party.

4.5 Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile or e-mail transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to FCAL or the Surviving Bank:

First California Financial Group

Attention: C.G. Cum

First California Financial Group, Inc.

3027 Townsgate Road

Westlake Village, California 91361

Phone  (805) 322-9308

Fax       (805) 445-1388

With a Copy to:

Arthur A. Coren
Horgan, Rosen, Beckham & Coren, LLP
23975 Park Sorrento, Suite 200
Calabasas, California 91302
Telephone: (818) 591-2121
Facsimile: (818) 591-3838

If to Undersigned:

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by FCAL and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by FCAL or the Surviving Bank of a breach of any provision of this Agreement by Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by FCAL only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of FCAL, the Surviving Bank and their respective successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of California applicable to contracts between California parties made and performed in this state.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

FIRST CALIFORNIA FINANCIAL GROUP, INC.,	UNDERSIGNED
a Delaware corporation

By:
Name: C. G. Kum	(Signature)
Title: President and Chief Executive Officer	(Name)

EXHIBIT B-1

PERSONS EXECUTING NON-SOLICITATION NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

All Directors and Executive Officers of Premier Service Bank

Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of February 27, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among First California Financial Group, a Delaware corporation (“FCAL”), First California Bank, a California state-chartered bank and the wholly-owned subsidiary of FCAL (“FCB”), Premier Service Bank, a California state-chartered bank (“PSBK”) and each of the undersigned Shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of PSBK. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between FCAL, FCB and PSBK (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), PSBK will merge with and into FCB and FCB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of FCAL;

WHEREAS, as a condition and inducement to FCAL and FCB to enter into the Merger Agreement and to consummate the Merger, the Shareholders desire to execute and deliver to FCAL and FCB a shareholder agreement upon the terms set forth herein; and

WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of PSBK as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement,” and such Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of PSBK acquired by such Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, each Shareholder represents and warrants to FCAL and FCB that (i) such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of such Shareholder’s and his spouse’s interest in the outstanding capital stock and voting securities of PSBK, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Such Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the merger of PSBK with and into FCAL or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with FCAL’s prior written consent, from the date hereof through and including the date of the PSBK shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving PSBK. No Shareholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Date, each Shareholder will not take any action to exercise or perfect such Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of PSBK, to the extent applicable, it being understood that this Agreement shall apply to each Shareholder solely in his or her capacity as a shareholder of PSBK, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to FCAL as follows:

(a) Each Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, each Shareholder, in the Shareholder’s capacity as a shareholder of PSBK, will not (and will use such Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or PSBK, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of PSBK, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate PSBK or otherwise distribute to the shareholders of PSBK all or any substantial part of the business, properties or capital stock of PSBK (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning PSBK’s business, properties or assets to any corporation, partnership, person or other entity or group (other than FCAL, or any affiliate, associate, agent or representative of FCAL) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of PSBK, request that a special meeting of the shareholders of PSBK be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in such Shareholder’s capacity as a shareholder of PSBK, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform FCAL as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party.

(c) Each Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by such Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, PSBK shall not, and such Shareholder hereby unconditionally and irrevocably instructs PSBK to not, record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If a Shareholder is a natural person and is a member of PSBK’s Board, then this Agreement will apply to the exercise by such Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of such Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FCAL, to carry out the purpose and intent of this Agreement. At FCAL’s request each Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing FCAL with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of PSBK or in connection with any solicitation of shareholder votes by PSBK by written consent.

7. Consent and Waiver. Each Shareholder hereby consents to and approves the actions taken by the board of directors of PSBK in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party; provided, however, that such Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of PSBK.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by FCAL.

10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of PSBK. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by a Shareholder shall survive the death or incapacity of such Shareholder and any obligation of a Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of a Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PSBK affecting the Shares, or the acquisition of additional shares of capital stock of PSBK by any Shareholder, the number of shares of capital stock of PSBK listed under the heading “Total Number of Shares of PSBK Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of PSBK issued to or acquired by such Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require a Shareholder, FCAL, PSBK, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a security holder of PSBK only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii)    If to FCAL, to:

         Mr. C. G. Kum

         President and Chief Executive Officer

         First California Financial Group, Inc.

         3027 Townsgate Road

         Westlake Village, California 91361

         Phone (805) 322-9308

         Fax     (805) 445-1388

(iii)    If to PSBK:

          Kerry J. Pendergast

          President and Chief Executive Officer

          Premier Service Bank

          3637 Arlington Avenue, Suite B

          Riverside, California 92506

          Phone

          Fax

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CALIFORNIA BANK	FIRST CALIFORNIA FINANCIAL GROUP

By:	By:

Name:	C. G. Kum	Name:	C. G. Kum
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PREMIER SERVICE BANK

By:

Name:	Kerry L. Pendergast

Title:	President and Chief Executive Officer

SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:
Name: Kenneth B. Stream
Title: Chairman of the Board

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert D. Aust
Title: Director

Address:

Attn:
Fax:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Donald J. Bosic, Ph.D
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Iheanacho Emeruwa
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Kerry L. Pendergast
Title: Director, President and CEO

Address:
Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert Jaspan, M.D.,
Title: Vice Chairman of the Board

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Gerald R. Luppino
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert J. Norton
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Jack Wyatt
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Jessica Lee
Title: Executive Vice President, Chief Financial Officer
Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

All PSBK DIRECTORS AND EXECUTIVE OFFICERS

APPENDIX A

Shareholder Name:

Number of Shares:

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions: